                                                                    Exhibit 10.1

================================================================================

                                 [JPMORGAN LOGO]

                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT

                                   dated as of

                                  July 25, 2005

                                      among

                                 CSK AUTO, INC.

                            The Lenders Party Hereto

                                       and

                           JPMORGAN CHASE BANK, N.A.,

                             as Administrative Agent

                           ---------------------------

                          J.P. MORGAN SECURITIES INC.,

                   as Sole Bookrunner and Sole Lead Arranger

================================================================================

                                TABLE OF CONTENTS

                                                                                                   Page
                                                                                                   ----
ARTICLE I DEFINITIONS.........................................................................       1
         SECTION 1.01.       Defined Terms....................................................       1
         SECTION 1.02.       Classification of Loans and Borrowings...........................      25
         SECTION 1.03.       Terms Generally..................................................      25
         SECTION 1.04.       Accounting Terms; GAAP...........................................      25

ARTICLE II The Credits........................................................................      26
         SECTION 2.01.       Commitments......................................................      26
         SECTION 2.02.       Loans and Borrowings.............................................      26
         SECTION 2.03.       Requests for Revolving Borrowings................................      27
         SECTION 2.04.       Protective Advances..............................................      27
         SECTION 2.05.       Swingline Loans..................................................      28
         SECTION 2.06.       Letters of Credit................................................      29
         SECTION 2.07.       Funding of Borrowings............................................      32
         SECTION 2.08.       Interest Elections...............................................      32
         SECTION 2.09.       Termination and Reduction of Commitments.........................      34
         SECTION 2.10.       Repayment of Loans; Evidence of Debt.............................      34
         SECTION 2.11.       Prepayment of Loans..............................................      35
         SECTION 2.12.       Fees.............................................................      36
         SECTION 2.13.       Interest.........................................................      36
         SECTION 2.14.       Alternate Rate of Interest.......................................      37
         SECTION 2.15.       Increased Costs..................................................      37
         SECTION 2.16.       Break Funding Payments...........................................      38
         SECTION 2.17.       Taxes............................................................      39
         SECTION 2.18.       Payments Generally; Allocation of Proceeds; Sharing of Set-offs..      40
         SECTION 2.19.       Mitigation Obligations; Replacement of Lenders...................      42
         SECTION 2.20.       Returned Payments................................................      43
         SECTION 2.21.       Commitment Increases.............................................      43

ARTICLE III Representations and Warranties....................................................      44
         SECTION 3.01.       Financial Condition..............................................      44
         SECTION 3.02.       No Change........................................................      45
         SECTION 3.03.       Corporate Existence; Compliance with Law.........................      45
         SECTION 3.04.       Corporate Power; Authorization...................................      45
         SECTION 3.05.       Enforceable Obligations..........................................      46
         SECTION 3.06.       No Legal Bar.....................................................      46
         SECTION 3.07.       No Material Litigation...........................................      46
         SECTION 3.08.       Investment Company Act...........................................      46
         SECTION 3.09.       Federal Regulation...............................................      46
         SECTION 3.10.       No Default.......................................................      46
         SECTION 3.11.       Taxes............................................................      47
         SECTION 3.12.       Subsidiaries.....................................................      47
         SECTION 3.13.       Ownership of Property; Liens.....................................      47
         SECTION 3.14.       ERISA............................................................      47
         SECTION 3.15.       Security Interest................................................      48
         SECTION 3.16.       Copyrights, Permits, Trademarks and Licenses.....................      48
         SECTION 3.17.       Environmental Matters............................................      49
         SECTION 3.18.       Accuracy and Completeness of Information.........................      49

                                                                                                   Page
                                                                                                   ----
         SECTION 3.19.       Solvency.........................................................      50
         SECTION 3.20.       Labor Matters....................................................      50

ARTICLE IV Conditions.........................................................................      50
         SECTION 4.01.       Conditions to Initial Extension of Credit........................      50
         SECTION 4.02.       Conditions to All Loans and Letters of Credit....................      53

ARTICLE V Affirmative Covenants...............................................................      54
         SECTION 5.01.       Financial Statements.............................................      54
         SECTION 5.02.       Certificates; Other Information..................................      55
         SECTION 5.03.       Payment of Obligations...........................................      56
         SECTION 5.04.       Conduct of Business and Maintenance of Existence.................      56
         SECTION 5.05.       Maintenance of Property; Insurance...............................      56
         SECTION 5.06.       Books and Records; Inspection Rights.............................      57
         SECTION 5.07.       Notices..........................................................      57
         SECTION 5.08.       Environmental Laws...............................................      58
         SECTION 5.09.       Additional Collateral, etc.......................................      59
         SECTION 5.10.       Appraisals; Field Examinations...................................      60

ARTICLE VI Negative Covenants.................................................................      60
         SECTION 6.01.       Indebtedness.....................................................      61
         SECTION 6.02.       Liens............................................................      62
         SECTION 6.03.       Limitation on Contingent Obligations.............................      63
         SECTION 6.04.       Prohibition of Fundamental Changes...............................      64
         SECTION 6.05.       Prohibition on Sale of Assets....................................      65
         SECTION 6.06.       Limitation on Investments, Loans and Advances....................      66
         SECTION 6.07.       Financial Covenant...............................................      67
         SECTION 6.08.       Limitation on Dividends..........................................      67
         SECTION 6.09.       Transactions with Affiliates.....................................      68
         SECTION 6.10.       Prepayment and Amendments of Material Indebtedness...............      69
         SECTION 6.11.       Changes in Fiscal Year...........................................      69
         SECTION 6.12.       Limitation on Lines of Business..................................      69
         SECTION 6.13.       Limitation on Swap Agreements....................................      69

ARTICLE VII Events of Default.................................................................      69

ARTICLE VIII The Administrative Agent.........................................................      72

ARTICLE IX Miscellaneous......................................................................      74
         SECTION 9.01.       Notices..........................................................      74
         SECTION 9.02.       Waivers; Amendments..............................................      75
         SECTION 9.03.       Expenses; Indemnity; Damage Waiver...............................      77
         SECTION 9.04.       Successors and Assigns...........................................      79
         SECTION 9.05.       Survival.........................................................      81
         SECTION 9.06.       Counterparts; Integration; Effectiveness.........................      82
         SECTION 9.07.       Severability.....................................................      82
         SECTION 9.08.       Right of Setoff..................................................      82
         SECTION 9.09.       Governing Law; Jurisdiction; Consent to Service of Process.......      82
         SECTION 9.10.       WAIVER OF JURY TRIAL.............................................      83
         SECTION 9.11.       Headings.........................................................      83
         SECTION 9.12.       Confidentiality..................................................      83

                                                                                                   Page
                                                                                                   ----
         SECTION 9.13.       Several Obligations; Nonreliance; Violation of Law...............      84
         SECTION 9.14.       USA PATRIOT Act..................................................      84
         SECTION 9.15.       Disclosure.......................................................      84
         SECTION 9.16.       Appointment for Perfection.......................................      84
         SECTION 9.17.       Call Agreement and Exchangeable Note Indenture...................      84




SCHEDULES:

Commitment Schedule
Schedule 2.06              Existing Letters of Credit
Schedule 3.11              Asserted Tax Claims
Schedule 3.12              Subsidiaries
Schedule 3.13              Fee and Leased Properties
Schedule 3.15(a)           UCC Filing Offices
Schedule 3.16              Intellectual Property
Schedule 6.01(a)           Indebtedness to Remain Outstanding
Schedule 6.02              Existing Liens
Schedule 6.03(d)           Existing Contingent Obligations

EXHIBITS:

Exhibit A                  Form of Revolving Note
Exhibit B                  Form of Swing Line Note
Exhibit C                  Form of Assignment and Assumption
Exhibit D                  Form of Borrowing Base Certificate
Exhibit E                  Form of Guarantee and Collateral Agreement
Exhibit F-1                Form of Opinion of Gibson, Dunn & Crutcher LLP
Exhibit F-2                Form of Opinion of Bryan Cave LLP
Exhibit F-3                Form of Opinion of In-House Counsel of Holdings, the
                              Company and its Subsidiaries
Exhibit G-1                Form of Company Closing Certificate
Exhibit G-2                Form of Holdings Closing Certificate
Exhibit G-3                Form of Subsidiary Closing Certificate
Exhibit H                  Form of New Lender Supplement
Exhibit I                  Form of Commitment Increase Supplement

            SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of July 25, 2005 (as it may be amended or modified from time to time, this "Agreement"), among CSK AUTO, INC. (the "Company"), the Lenders party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

                              W I T N E S S E T H:

            WHEREAS, the Company entered into the Amended and Restated Credit Agreement, dated as of January 16, 2004, as amended (the "Existing Credit Agreement"), among the Company, the several lenders from time to time parties thereto, JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), as administrative agent, Credit Suisse First Boston, acting through its Cayman Islands Branch, as syndication agent and Bank of America, N.A. and U.S. Bank N.A., as co-documentation agents;

            WHEREAS, the Company desires to (i) refinance (the "Refinancing") the loans under the Existing Credit Agreement, (ii) issue up to $125,000,000 of senior exchangeable notes (the "Issuance") and (iii) repurchase (the "Repurchase") up to $25,000,000 of the outstanding Capital Stock (as defined below) of Holdings (as defined below) plus pay any accrued and unpaid interest and premiums and expenses in connection therewith (the Refinancing, the Issuance, the repurchase and other transactions described in the foregoing recitals are collectively referred to herein as the "Transactions"); and

            WHEREAS, in connection with the Transactions, the Company has requested that the Lenders make available senior secured credit facility and the Lenders have agreed to provide such facilities subject to the terms and conditions set forth herein;

            The parties hereto agree as follows:

                                    ARTICLE I
                                   Definitions

            SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

            "ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

            "Account" has the meaning assigned to such term in the Guarantee and Collateral Agreement.

            "Account Debtor" means any Person obligated on an Account.

            "Act" has the meaning set forth in Section 9.14.

            "Adjusted Eligible Accounts" means the Eligible Accounts, minus the Dilution Reserve.

            "Adjusted Eligible Inventory" means, on any date, Eligible Inventory minus Inventory Reserves.

            "Adjusted LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

            "Administrative Agent" means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

            "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

            "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

            "Aggregate Credit Exposure" means, at any time, the aggregate Credit Exposure of all the Lenders.

            "Alternate Base Rate" means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

            "Applicable Percentage" means, with respect to any Lender, (a) with respect to Revolving Loans, LC Exposure or Swingline Loans, a percentage equal to a fraction the numerator of which is such Lender's Revolving Commitment and the denominator of which is the aggregate Revolving Commitment of all Revolving Lenders (if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender's share of the aggregate Revolving Exposures at that time) and (b) with respect to Protective Advances or with respect to the Aggregate Credit Exposure, a percentage based upon its share of the Aggregate Credit Exposure and the unused Commitments.

            "Applicable Rate" means, for any day, with respect to any Eurodollar Loan, the applicable rate per annum set forth below under the caption "Eurodollar Spread" based upon the Company's average daily Availability for the most recently ended fiscal quarter, provided that until the end of the Company's first fiscal quarter ending after the Closing Date, the "Applicable Rate" shall be 1.50% per annum:

   CATEGORY               AVERAGE DAILY AVAILABILITY            EURODOLLAR SPREAD
      3         Greater than $150 million                            1.25%
      2         Less than or equal to $150 million but
                  greater than $75 million                           1.50%
      1         Less than or equal to $75 million                    1.75%

            For purposes of the foregoing, (a) the Applicable Rate shall be determined as of the end of each fiscal quarter of the Company based upon the Borrowing Base Certificates delivered in respect of such fiscal quarter and (b) each change in the Applicable Rate resulting from a change in average daily Availability shall be effective during the period commencing on and including the date of delivery of the last such Borrowing Base Certificate to the Administrative Agent and ending on the date immediately preceding the effective date of the next such change.

            If any Borrowing Base Certificate referred to above has not been delivered as of the end of the relevant fiscal quarter (or, if required to be delivered on a date following the end of such fiscal quarter, as of such later date) then, until such Borrowing Base Certificate is delivered, average daily Availability shall be deemed to be the same as with respect to the immediately preceding fiscal quarter; provided, however, that (a) if such Borrowing Base Certificate, when actually delivered, would require an increase in the Applicable Rate over the Applicable Rate in effect immediately prior to the last day of such fiscal quarter (or such later date when such Borrowing Base Certificate was required to be delivered, as the case may be), the Company shall promptly pay to the Lenders and the Administrative Agent any additional amounts of interest or fees which would have been payable on any previous Interest Payment Date had such higher Applicable Rate been in effect from the last day of such fiscal quarter (or such later date when such Borrowing Base Certificate was required to be delivered, as the case may be) and (b) if any Event of Default shall have occurred and be continuing as of any date on which the Applicable Rate would have otherwise been adjusted in accordance with this definition, the Applicable Rate shall in no event be reduced on such date (from the Applicable Rate as in effect prior to such date) until such Event of Default is cured or waived.

            "Approved Fund" has the meaning assigned to such term in Section
9.04.

            "Asset Sale" means any sale, sale-leaseback, or other disposition by the Company or any Subsidiary thereof of any of its property or assets, including the stock of any Subsidiary of the Company that is restricted by
Section 6.05 hereof, other than sales and dispositions permitted by Sections 6.05(a), (b), (c), (f), (g), (h), (i), (j), (k) and (l).

            "Assignment and Assumption" means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit C or any other form approved by the Administrative Agent.

            "Availability" means, at any time, an amount equal to (a) the lesser of the Revolving Commitment and the Borrowing Base minus (b) the Revolving Exposure of all Revolving Lenders.

            "Available Inventory" at any date of determination shall be equal to the lesser of (i) an amount equal to (x) 60% of Adjusted Eligible Inventory, less (y) Rent Reserves (provided that no Rent Reserves shall be taken until 120 days after the Closing Date) or (ii) 85% of the product of (A) the Net Recovery Liquidation Rate in effect on such date of determination multiplied by (B) the aggregate amount of gross domestic Inventory (as reported in accordance with the Company's perpetual accounting system at such date of determination) as set forth in the most recent Borrowing Base Certificate.

            "Available Receivables" means, at any date of determination, 85% of Adjusted Eligible Accounts.

            "Available Revolving Commitment" means, at any time, the Revolving Commitment then in effect minus the Revolving Exposure of all Revolving Lenders at such time.

            "Availability Period" means the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

            "Bank Drafts" means drafts issued by the Company or its designee on behalf of a Credit Party in connection with the SunTrust Draft Program or similar program, pursuant to documentation reasonably acceptable to the Administrative Agent.

            "Banking Services" means each and any of the following bank services provided to any Credit Party by any Lender or any of its Affiliates: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

            "Banking Services Obligations" of the Credit Parties means any and all obligations of the Credit Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

            "Banking Services Reserves" means all Reserves which the Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.

            "Board" means the Board of Governors of the Federal Reserve System of the United States of America.

            "Borrowing" means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan and (c) a Protective Advance.

            "Borrowing Base" means, at the time of any determination, an amount equal to the sum, without duplication, of

            (a) Available Receivables, plus

            (b) Available Inventory, minus

            (c) Other Reserves.

Standards of eligibility and reserves and advance rates of the Borrowing Base may be revised and adjusted from time to time by the Administrative Agent in its Permitted Discretion (provided, that the Administrative Agent may not revise Borrowing Base standards if the effect thereof would be to increase the advance rates or to add new asset categories to the Borrowing Base without the consent of the requisite Lenders as set forth in Section 9.02), with any such changes to be effective three (3) days after delivery of notice thereof to the Company and the Lenders. The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent.

            "Borrowing Base Certificate" means a certificate, signed and certified as accurate and complete by a Financial Officer of the Company, in substantially the form of Exhibit D (with such changes therein as may be reasonably required by the Administrative Agent to reflect the components of and reserves against the Borrowing Base as provided for hereunder from time to time), or another form which is acceptable to the Administrative Agent in its Permitted Discretion, which shall include appropriate exhibits, schedules, supporting documentation, and additional reports (i) as outlined in Schedule 1 to Exhibit D and (ii) as reasonably requested by the Administrative Agent.

            "Borrowing Request" means a request by the Company for a Revolving Borrowing in accordance with Section 2.03.

            "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

            "Call Agreement" means the Confirmation Re: Call Option, dated as of the Closing Date, among JPMorgan Chase Bank, the Company and Holdings, entered into in connection with the Exchangeable Notes, as the same may be amended and replaced from time to time in a manner not adverse to the Lenders.

            "Capital Expenditures" means for any period, all amounts which would, in accordance with GAAP, be set forth as capital expenditures (exclusive of any amount attributable to capitalized interest) on the consolidated statement of cash flows or other similar statement of the Company and its Subsidiaries for such period but shall exclude (a) any expenditures made with the proceeds of condemnation or eminent domain proceedings affecting real property or with insurance proceeds and (b) expenditures made in connection with Sections 6.06(h) and 6.06(j); provided that any Capital Expenditures financed with the proceeds of any Indebtedness permitted hereunder (other than Indebtedness incurred hereunder) shall be deemed to be a Capital Expenditure only in the period in which, and by the amount which, any principal of such Indebtedness is repaid.

            "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

            "Cash Equivalents" means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (b) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any Lender or with any domestic commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) entered into with any financial institution meeting the qualifications specified in clause (b) above, (d) commercial paper issued by any Lender or the parent corporation of any Lender, and commercial paper rated A-1 or the equivalent thereof by Standard & Poor's Ratings Group or P-1 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing within one year after the date of acquisition, (e) investment funds investing 95% of their assets in securities of the type described in clauses (a) through (d) above, (f) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either S&P or Moody's and (g) indebtedness with a rating of "A" or higher from S&P or "A2" or higher from Moody's.

            "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender's or such Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

            "Change of Control" shall be considered to have occurred if (a)(1) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), whether acting singly or in concert with one or more other "persons" or "groups," other than any Person acting in the capacity of an underwriter, shall, directly or indirectly, have acquired, or acquire the power to vote or direct the voting of, 30% or more on a fully diluted basis, of the outstanding Capital Stock of Holdings or (2) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the board of directors of Holdings together with any new members of such board of directors whose elections by such board of directors or whose nomination for election by the stockholders of Holdings was approved by a vote of a majority of the members of such board of directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved shall cease for any reason to constitute a majority of the directors of Holdings then in office, or (b) Holdings shall cease to own and control directly, of record and beneficially, 100% of each class of outstanding Capital Stock of the Company, free and clear of all Liens, other than Liens in favor of the Administrative Agent and the Lenders pursuant to the Credit Documents.

            "Class", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Protective Advances.

            "Closing Date" means the date on which the conditions specified in
Section 4.01 are satisfied or waived.

            "Code" means the Internal Revenue Code of 1986, as amended from time to time.

            "Collateral" means any and all property owned, leased or operated by a Person with respect to which a security interest is granted pursuant to the Security Documents and any and all other property of any Credit Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Administrative Agent, on behalf of itself and the Lenders, to secure the Secured Obligations.

            "Collateral Access Agreement" has the meaning assigned to such term in the Guarantee and Collateral Agreement.

            "Collection Account" has the meaning assigned to such term in the Guarantee and Collateral Agreement.

            "Commitment" means, with respect to each Lender, such Lender's Revolving Commitment, together with the commitment of such Lender to acquire participations in Protective Advances hereunder. The initial amount of each Lender's Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.

            "Commitment Fee Rate" means 0.375% per annum.

            "Commitment Increase Notice" has the meaning set forth in Section 2.21(a).

            "Commitment Increase Supplement" has the meaning set forth in
Section 2.21(c).

            "Commitment Schedule" means the Schedule attached hereto identified as such.

            "Commonly Controlled Entity" means any entity, whether or not incorporated, which is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group which includes the Company and which is treated as a single employer under Section 414 of the Code.

            "Company" means CSK Auto Inc., an Arizona corporation.

            "Consolidated EBITDAR" means, for any period, the Consolidated Net Income of the Company and its Subsidiaries for such period, plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) total income tax expense (including any tax benefit or expense related to the dividend on any preferred stock), (b) interest expense, amortization or write-off of debt discount, debt issuance, warrant and other equity (including any preferred stock) issuance costs and commissions, discounts, redemption premium and other fees and charges associated with the Loans (including commitment fees and other periodic bank charges), Standby LCs, letters of credit permitted hereunder, Financing Leases, the Senior Unsecured Debt and the Senior Subordinated Debt or with the acquisition or repayment of any debt securities of the Company permitted hereunder, and net costs associated with Swap Agreements to which the Company is a party in respect of the Loans, (c) costs of surety bonds, (d) depreciation and amortization expense, (e) amortization of inventory write-up under APB 16, amortization of intangibles (including, but not limited to, goodwill and costs of interest-rate caps, leasehold interests and the cost of non-competition agreements) and organization costs, (f) non-cash amortization of Financing Leases, (g) franchise taxes, (h) all cash dividend payments, (i) Consolidated Lease Expense, (j) any fees and expenses incurred in connection with the Transactions, (k) any other write-downs, write-offs, minority interests and other non-cash charges in determining such Consolidated Net Income for such period and (l) all extraordinary losses in determining such Consolidated Net Income for such period, and minus, without duplication and to the extent reflected as a credit in the statement of such Consolidated Net Income for such period, the sum of (i) extraordinary gains, (ii) non-cash income and (iii) non-cash gains; provided that: (i) the cumulative effect of a change in accounting principles (effected either through cumulative effect adjustment or a retroactive application) shall be excluded and (ii) the impact of foreign currency translations shall be excluded.

            "Consolidated Lease Expense" means, for any period, the aggregate amount of fixed and contingent rentals payable by the Company and its Subsidiaries for such period with respect to leases of real and personal property, determined on a consolidated basis in accordance with GAAP; provided that payments in respect of Financing Leases shall not constitute Consolidated Lease Expense.

            "Consolidated Net Income" means, for any period, net income of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that: (i) the net income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the Company or a Wholly-Owned Subsidiary, (ii) the net income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iii) net income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that net income is prohibited or not permitted at the date of determination.

            "Contingent Obligation" means, as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount (based on the maximum reasonably anticipated net liability in respect thereof as determined by the Company in good faith) of the primary obligation or portion thereof in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated net liability in respect thereof (assuming such Person is required to perform thereunder) as determined by the Company in good faith.

            "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of the property owned by it is bound.

            "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

            "Credit Documents" means this Agreement, any promissory notes issued pursuant to this Agreement, any Letter of Credit applications, the Security Documents and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party, or any employee of any Credit Party, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Credit Document to a Credit Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Credit Document as the same may be in effect at any and all times such reference becomes operative.

            "Credit Exposure" means, as to any Lender at any time, the sum of
(a) such Lender's Revolving Exposure at such time, plus (b) an amount equal to its Applicable Percentage, if any, of the aggregate principal amount of Protective Advances outstanding at such time.

            "Credit Parties" means Holdings, the Company and each of the Company's Domestic Subsidiaries from time to time party to a Credit Document and their successors and assigns.

            "Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

            "Departing Lender" has the meaning set forth in Section 2.19(b).

            "Dilution Factors" means, without duplication, with respect to any period, the aggregate amount of all deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and other non-cash credits which are recorded to reduce accounts receivable in a manner consistent with current and historical accounting practices of the Company.

            "Dilution Ratio" means, at any date, the amount (expressed as a percentage) equal to (a) the aggregate amount of the applicable Dilution Factors for the twelve (12) most recently ended fiscal months divided by (b) total gross sales for the twelve (12) most recently ended fiscal months.

            "Dilution Reserve" means, at any date, (i) the amount by which the Dilution Ratio exceeds 8% multiplied by (ii) the Eligible Accounts on such date.

            "Document" has the meaning assigned to such term in the Guarantee and Collateral Agreement.

            "dollars" or "$" refers to lawful money of the United States of America.

            "Domestic Subsidiary" means any Subsidiary of the Company other than a Foreign Subsidiary.

            "Eligible Accounts" means, at any time, the Accounts of the Company which the Administrative Agent determines in its Permitted Discretion are eligible as the basis for the extension of Revolving Loans, Swingline Loans and the issuance of Letters of Credit hereunder. Without limiting the Administrative Agent's discretion provided herein, Eligible Accounts shall not include any
Account:

            (a) which is not subject to a first priority perfected security interest in favor of the Administrative Agent;

            (b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent;

            (c) (i) with respect to which the scheduled due date is more than 90 days after the original invoice date; (ii) which, in the case of Accounts invoiced on payment terms of not more than seven days, is unpaid more than 15 days after the date of the original invoice; (iii) which, in the case of Accounts invoiced on payment terms of not more than 60 days, is unpaid more than 120 days after the date of the original invoice; (iv) which, in the case of Accounts invoiced on payment terms of more than 60 days, but not more than 90 days, is unpaid more than 150 days after the date of the original invoice; or (v) which has been written off the books of the Company or otherwise designated as uncollectible (in determining the aggregate amount from the same Account Debtor that is unpaid hereunder there shall be excluded the amount of any net credit balances relating to Accounts due from an Account Debtor which are unpaid more than 90 days from the date of invoice or more than 60 days from the due date);

            (d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible hereunder;

            (e) which is owing by an Account Debtor if the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Company exceeds 10% of the aggregate Eligible Accounts , to the extent of such excess;

            (f) with respect to which any covenant, representation, or warranty contained in the Guarantee and Collateral Agreement has been breached or is not true in any material respect;

            (g) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Administrative Agent which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon the Company's completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis, (vi) relates to payments of interest or
      (vii) arises from cooperative advertising programs or other vendor allowances;

            (h) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by the Company (it being understood that if such Account is invoiced more than once, such Account shall only be counted as an Eligible Account to the extent that the terms of the first such invoice permit such Account to be counted as an Eligible Account);

            (i) with respect to which any check or other instrument of payment has been returned uncollected for any reason;

            (j) which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws, (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

            (k) which is owed by any Account Debtor which has sold all or a substantially all of its assets;

            (l) which is owed by an Account Debtor which (i) does not maintain its chief executive office in the United States of America or (ii) is not organized under applicable law of the United States of America, any state thereof or the District of Columbia unless, in either case, such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of, has been assigned to and is directly drawable by the Administrative Agent;

            (m) which is owed in any currency other than dollars;

            (n) which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the United States of America unless such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of the Administrative Agent, or (ii) the government of the United States of America or any department, agency, public corporation, or instrumentality thereof, unless (A) the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. Section 3727 et seq. and 41 U.S.C. Section 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent's reasonable satisfaction or (B) the aggregate amount of all such Accounts does not exceed $1,500,000 (provided that only the amount of such excess shall be excluded from "Eligible Accounts" pursuant to this clause (n));

            (o) which is owed by any Affiliate, employee, officer, director, agent or stockholder of any Credit Party;

            (p) which, for any Account Debtor, exceeds a credit limit reasonably determined by the Administrative Agent, to the extent of such excess;

            (q) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Credit Party is indebted, but only to the extent of such indebtedness or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

            (r) which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

            (s) which is evidenced by any promissory note, chattel paper, or instrument that has not been delivered to the Administrative Agent;

            (t) which is owed by an Account Debtor located in any jurisdiction which requires filing of a "Notice of Business Activities Report" or other similar report in order to permit the Company to seek judicial enforcement in such jurisdiction of payment of such Account, unless the Company has filed such report or qualified to do business in such jurisdiction;

            (u) with respect to which the Company has made any agreement with the Account Debtor for any reduction thereof (but only to the extent of such reduction), other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and the Company created a new receivable for the unpaid portion of such Account;

            (v) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

            (w) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than the Company has or has had an ownership interest in such goods, or which indicates any party other than the Company as payee or remittance party; or

            (x) which was created on cash on delivery terms or is classified by the Company as a PPO account.

            In the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder, the Company shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate. In determining the amount of an Eligible Account, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the Company may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Company to reduce the amount of such Account. Standards of eligibility may be made more restrictive from time to time solely by the Administrative Agent in the exercise of its reasonable judgment, with any such changes to be effective three (3) days after delivery of notice thereof to the Company and the Lenders.

            "Eligible Inventory" means, at any time, the Inventory of the Company which the Administrative Agent determines in its Permitted Discretion is eligible as the basis for the extension of Revolving Loans, Swingline Loans and the issuance of Letters of Credit hereunder. Without limiting the Administrative Agent's discretion provided herein, Eligible Inventory shall not include any
Inventory:

            (a) which is not subject to a first priority perfected Lien in favor of the Administrative Agent;

            (b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent;

            (c) which is, in the Administrative Agent's reasonable opinion, slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;

            (d) with respect to which any covenant, representation, or warranty contained the Guarantee and Collateral Agreement has been breached or is not true in any material respect and which does not conform to all standards imposed by any Governmental Authority;

            (e) in which any Person other than the Company shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

            (f) which is not finished goods or which constitutes work-in-process, raw materials, spare or replacement parts (other than spare and replacement parts to be sold to customers in the ordinary course of business), cores, storage and fixture inventory, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;

            (g) which is not located in the United States of America or is in transit with a common carrier from vendors and suppliers, provided that, up to $6,000,000 of Inventory in transit from vendors and suppliers may be included as eligible pursuant to this clause (g) so long as (i) the Administrative Agent shall have received (1) a true and correct copy of the bill of lading and other shipping documents for such Inventory, (2) evidence of satisfactory casualty insurance naming the Administrative Agent as loss payee and otherwise covering such risks as the Administrative Agent may reasonably request, and (3) if the bill of lading is (A) non-negotiable, a duly executed Collateral Access Agreement from the applicable customs broker for such Inventory or (B) negotiable, confirmation that the bill is issued in the name of the Company and consigned to the order of the Administrative Agent, and an acceptable agreement has been executed with the Company's customs broker, in which the customs broker agrees that it holds the negotiable bill as agent for the Administrative Agent and has granted the Administrative Agent access to the Inventory and (ii) the common carrier is not an Affiliate of the applicable vendor or supplier;

            (h) which is located in any location leased by the Company unless
      (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) a Rent Reserve has been established by the Administrative Agent in its Permitted Discretion (it being understood that, unless otherwise requested by the Company, the Administrative Agent shall establish Rent Reserves for all leased locations not subject to a Collateral Access Agreement); provided that no such Inventory shall be excluded from "Eligible Inventory" solely as a result of this clause (h) prior to the date which is 120 days following the Closing Date;

            (i) which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and which is not evidenced by a Document (other than bills of lading to the extent permitted pursuant to clause (g) above), unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may reasonably require or (ii) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion (it being understood that, unless otherwise requested by the Company, the Administrative Agent shall establish such a Reserve for all such Inventory not subject to a Collateral Access Agreement);

            (j) which is being processed offsite at a third party location or outside processor, or is in transit to or from said third party location or outside processor;

            (k) which is a discontinued product or component thereof;

            (l) which is the subject of a consignment by the Company as consignor;

            (m) which is perishable;

            (n) which contains or bears any intellectual property rights licensed to the Company unless the Administrative Agent is satisfied in its Permitted Discretion that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

            (o) which is not reflected in a current perpetual inventory report of the Company (unless such Inventory is in transit from the stores to the distribution centers for purposes of inventory reallocation, and is reflected as such in a report to the Administrative Agent); or

            (p) which is subject to a reconciliation variance between the perpetual records and the general ledger; or

            (q) which consists of core charges.

In the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, the Company shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate. Standards of eligibility may be made more restrictive from time to time solely by the Administrative Agent in the exercise of its reasonable judgment, with any such changes to be effective three (3) days after delivery of notice thereof to the Company and the Lenders.

            "Environmental Laws" means any and all Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority or requirements of law (including court-ordered requirements of common law) regulating or imposing liability or standards of conduct concerning, environmental or public health protection matters, including, without limitation, Hazardous Materials, as now or may at any time hereafter be in effect.

            "Environmental Reports" means the Phase 1 environmental assessments covering certain owned and leased real properties of the Company and its Subsidiaries made available by the Company to the Administrative Agent prior to October 30, 1996.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

            "Eurodollar", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

            "Event of Default" means any of the events specified in Article VII, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

            "Exchangeable Note Indenture" means the Indenture, dated as of the date hereof, between the Company and The Bank of New York, as trustee.

            "Exchangeable Notes" means the Company's senior exchangeable notes due 2035 issued by the Company pursuant to the Exchangeable Note Indenture on the Closing Date.

            "Excluded Taxes" means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Company is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender's failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Company with respect to such withholding tax pursuant to
Section 2.17(a).

            "Existing Credit Agreement" has the meaning set forth in the recitals to this Agreement.

            "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

            "Fee Property" has the meaning assigned to such term in Section
3.13.

            "Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

            "Financing Lease" means (a) any lease of property, real or personal, the obligations under which are capitalized on a consolidated balance sheet of the Company and its consolidated Subsidiaries and (b) any other such lease to the extent that the then present value of any rental commitment thereunder should, in accordance with GAAP, be capitalized on a balance sheet of the lessee.

            "Fixed Charges" means, with reference to any period, without duplication, cash Interest Expense, plus Consolidated Lease Expense, plus prepayments and scheduled principal payments on Indebtedness made during such period, plus expense for taxes paid in cash, plus dividends or distributions paid in cash, plus Financing Lease payments, plus cash contributions to any Plan, all calculated for the Company and its Subsidiaries on a consolidated basis.

            "Fixed Charge Coverage Ratio" means, the ratio, determined as of the end of each fiscal quarter of the Company for the most-recently ended four fiscal quarters, of (a) Consolidated EBITDAR minus the unfinanced portion of Capital Expenditures to (b) Fixed Charges, all calculated for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.

            "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Company is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

            "Foreign Subsidiary" means any Subsidiary of the Company which is not organized under the laws of the United States of America or any state thereof or the District of Columbia.

            "Funding Account" has the meaning assigned to such term in Section 4.01(n).

            "GAAP" means generally accepted accounting principles in the United States of America.

            "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

            "Guarantee and Collateral Agreement" means that certain Amended and Restated Guarantee and Collateral Agreement, dated as June 20, 2003, as amended and restated as of the date hereof, between the Credit Parties and the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, substantially in the form of Exhibit E and any other pledge or security agreement entered into, after the date of this Agreement by any other Credit Party (as required by this Agreement or any other Credit Document), or any other Person, as the same may be amended, restated or otherwise modified from time to time.

            "Guarantor" means Holdings and each Subsidiary Guarantor.

            "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

            "Holdings" means CSK Auto Corporation, a Delaware corporation.

            "Increasing Lender" has the meaning set forth in Section 2.21(c).

            "Indebtedness" means, of a Person, at a particular date, means (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) the undrawn face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder and unpaid reimbursement obligations with respect thereto, (c) all liabilities (other than Lease Obligations and liabilities in connection with reserves established in accordance with GAAP) secured by any Lien on any property owned by such Person, even though such

Person has not assumed or become liable for the payment thereof, (d) Financing Leases and (e) all indebtedness of such Person arising under acceptance facilities; but excluding (i) trade and other accounts payable (including Bank Drafts issued in connection therewith, so long as no such Bank Drafts in an aggregate amount outstanding in excess of $10,000,000 (x) are in default as a result of which the maturity of such Bank Drafts has been accelerated prior to their stated due dates or (y) are in payment default (after expiration of any applicable grace period)) and accrued expenses payable in the ordinary course of business, (ii) letters of credit supporting the purchase of goods in the ordinary course of business and expiring no more than six months from the date of issuance and (iii) obligations in respect of Swap Agreements.

            "Indemnified Taxes" means Taxes other than Excluded Taxes.

            "Indemnitee" has the meaning set forth in Section 9.03(b).

            "Information" has the meaning set forth in Section 9.12.

            "Information Memorandum" means the Confidential Information Memorandum dated July 2005 relating to the Company and the Transactions.

            "Insolvency" means, with respect to a Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in
Section 4245 of ERISA.

            "Interest Election Request" means a request by the Company to convert or continue a Revolving Borrowing in accordance with Section 2.08.

            "Interest Expense" means, with reference to any period, cash interest expense (excluding (i) fees payable on account of Letters of Credit and (ii) to the extent included in interest expense in accordance with GAAP, net costs associated with Swap Agreements to which the Company is party in respect of the Loans, amortization of debt discount (including discount of liabilities and reserves established under APB 16), costs of debt issuance and interest expense on customer deposits) for such period net of interest income and amortization of deferred non-cash interest income associated with the settlement of Swap Agreements, in each case for or during such period on a consolidated basis for the Company and its Subsidiaries.

            "Interest Payment Date" means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December and the Maturity Date, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period and the Maturity Date and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Maturity Date.

            "Interest Period" means (a) with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, nine or twelve months) thereafter, as the Company may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

            "Inventory" has the meaning assigned to such term in the Guarantee and Collateral Agreement.

            "Inventory Reserves" means reserves against Inventory equal to the sum of the following, without duplication:

            (a) a reserve for shrink, or discrepancies that arise pertaining to inventory quantities on hand between the Company's perpetual accounting system, and physical counts of the inventory in stores which will be equal to the results of the physical inventory counts taken over the past 12 months with the variance expressed as a percentage of Inventory; and

            (b) a reserve for shortages or discrepancies that arise pertaining to inventory quantities on hand between the Company's perpetual accounting system and physical counts of such inventory in the distribution centers, which will be based upon the results of the physical inventory counts taken over the past 12 months and expressed as a percentage of Inventory; and

            (d) a reserve for purchase discounts as recorded on the books and records of the Company; and

            (e) a reserve for gift card liabilities outstanding as recorded on the books and records of the Company; and

            (f) a reserve for return credit liabilities outstanding as recorded on the books and records of the Company; and

            (g) a revaluation reserve whereby capitalized favorable variances shall be deducted from Eligible Inventory and unfavorable variances shall not be added to Eligible Inventory; and

            (h) any other reserve as deemed appropriate by the Administrative Agent in its sole Permitted Discretion, from time to time.

            "Investment" has the meaning set forth in Section 6.06.

            "Investment Grade Securities" means (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents), (ii) debt securities or debt instruments with a rating of BBB or higher by S&P and Baa3 or higher by Moody's or the equivalent of such rating by such rating organization, or if no rating of S&P's or Moody's then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries and (iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii) which fund may also hold immaterial amounts of cash pending investment and/or distribution.

            "Issuance" has the meaning set forth in the recitals to this Agreement.

            "Issuing Bank" means each of JPMorgan Chase Bank and any other Lender that has agreed in its sole discretion to act as an Issuing Bank hereunder and that has been approved in writing by the Company and the Administrative Agent to act as an "Issuing Bank" hereunder, in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term "Issuing Bank" shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

            "JPMorgan Chase Bank" means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

            "LC Collateral Account" has the meaning assigned to such term in
Section 2.06(j).

            "LC Disbursement" means a payment made by any Issuing Bank pursuant to a Letter of Credit.

            "LC Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

            "Leased Property" has the meaning assigned to such term in Section 3.13.

            "Lenders" means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term "Lenders" includes the Swingline Lender.

            "Letter of Credit" means any letter of credit issued pursuant to this Agreement.

            "LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

            "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset or (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

            "Loans" means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans.

            "Material Adverse Effect" means a material adverse effect on (a) the business, assets, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries taken as a whole, since January 30, 2005,
(b) the ability of the Company and its Subsidiaries (taken as a whole) to perform their material obligations under the Credit Documents, (c) the Collateral (taken as a whole), or the Administrative Agent's Liens (on behalf of itself and the Lenders) on the Collateral (taken as a whole) or the priority of such Liens, or (d) the validity or enforceability of any material Credit Document or the rights or remedies of the Lenders or the Administrative Agent thereunder.

            "Maturity Date" means the date that is the fifth anniversary of the Closing Date or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

            "Moody's" means Moody's Investors Service, Inc.

            "Mortgages" means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, on real property of a Credit Party, including any amendment, modification or supplement thereto.

            "Multiemployer Plan" means a multiemployer plan as defined in
Section 4001(a)(3) of ERISA.

            "Net Recovery Liquidation Rate" means, at any time with respect to any domestic Inventory, the quotient (expressed as a percentage) of (i) the Net Recovery Liquidation Value of such Inventory divided by (ii) the gross inventory cost of such Inventory, determined on the basis of the then most recently conducted inventory appraisal performed by an independent inventory appraisal firm reasonably satisfactory to the Administrative Agent.

            "Net Recovery Liquidation Value" means, at any time, with respect to any domestic Inventory, the net orderly liquidation value of such Inventory as then most recently determined, based on the then most recently conducted inventory appraisal performed by an independent inventory appraisal firm reasonably satisfactory to the Administrative Agent.

            "New Lender" has the meaning set forth in Section 2.21(b).

            "New Lender Supplement" has the meaning set forth in Section
2.21(b).

            "Non-Consenting Lender" has the meaning assigned to such term in
Section 9.02(d).

            "Notes" means the collective reference to the promissory notes evidencing Loans; each of the Notes, a "Note".

            "Obligations" means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Credit Parties to the Lenders or to any Lender, the Administrative Agent, any Issuing Bank or any indemnified party arising under the Credit Documents.

            "Offered Increase Amount" has the meaning set forth in Section 2.21(a).

            "Other Reserves" means reserves against the Borrowing Base equal to the sum of the following:

            (a) a reserve for surety bonds for which the Company is liable; and

            (b) a reserve for customer rebate accruals as recorded in the books and records of the Company; and

            (c) a reserve for royalties due to third parties pertaining to the use of certain trademarks or trade names; and

            (d) any other reserve as deemed appropriate by the Administrative Agent in its Permitted Discretion, from time to time.

            "Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

            "Participant" has the meaning set forth in Section 9.04.

            "PartsAmerica Services Agreement" means the services agreement between Advance Stores and the Company and any related agreements, as the same may be amended, modified, restated or supplemented from time to time.

            "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

            "Permitted Discretion" means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

            "Permitted Encumbrances" means any Lien permitted by paragraphs (a),
(b), (c), (d) or (e) of Section 6.02; provided that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness.

            "Permitted Liens" means any Lien permitted to exist under Section 6.02.

            "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

            "Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

            "Prime Rate" means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate at its offices at 270 Park Avenue in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

            "Projections" has the meaning assigned to such term in Section 5.01(d).

            "Protective Advance" has the meaning assigned to such term in
Section 2.04.

            "Refinancing" has the meaning set forth in the recitals to this Agreement.

            "Register" has the meaning set forth in Section 9.04.

            "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

            "Rent Reserve" with respect to any store, warehouse distribution center, regional distribution center or depot where any Inventory subject to Liens arising by operation of law is located but with respect to which no Collateral Access Agreement is in place, a reserve equal to two (2) months' rent at such store, warehouse distribution center, regional distribution center or depot.

            "Reorganization" means, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization as such term is used in Section 4241 of ERISA.

            "Report" means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Company's assets from information furnished by or on behalf of the Company, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

            "Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under Sections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. Section 4043.

            "Repurchase" has the meaning given to it in the recitals to this Agreement.

            "Required Lenders" means, at any time, Lenders having Credit Exposure and unused Commitments representing more than 50% of the sum of the total Credit Exposure and unused Commitments at such time.

            "Requirement of Law" means as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

            "Reserves" means Dilution Reserves, Inventory Reserves, Rent Reserves and any other reserves which the Administrative Agent deems necessary, in its reasonable judgment, to maintain (including, without limitation, an availability reserve, reserves for accrued and unpaid interest on the Secured Obligations, Banking Services Reserves, reserves for consignee's, warehousemen's and bailee's charges, reserves for Swap Obligations, reserves for contingent liabilities of any Credit Party, reserves for uninsured losses of any Credit Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Credit Party.

            "Responsible Officer" means, with respect to any Person, the president, chief executive officer, the chief operating officer, the chief financial officer, treasurer, controller or any vice president of such Person.

            "Revolving Commitment" means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender's Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender's Revolving Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders' Revolving Commitments is $250,000,000.

            "Revolving Exposure" means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Revolving Loans and its LC Exposure and an amount equal to its Applicable Percentage of the aggregate principal amount of Swingline Loans at such time.

            "Revolving Lender" means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

            "Revolving Loan" means a Loan made pursuant to Section 2.01.

            "S&P" means Standard & Poor's Ratings Services, a division of The McGraw Hill Companies, Inc.

            "Secured Obligations" means all Obligations, together with all (i) Banking Services Obligations and (ii) Swap Obligations owing to one or more Lenders or their respective Affiliates; provided that at or prior to the time that any transaction relating to such Swap Obligation is executed, the Lender party thereto (other than JPMorgan Chase Bank) shall have delivered written notice to the Administrative Agent that such a transaction has been entered into and that it constitutes a Secured Obligation entitled to the benefits of the Security Documents.

            "Security Documents" means, collectively, the Guarantee and Collateral Agreement, the Mortgages and any other documents granting a Lien upon the Collateral as security for payment of the Secured Obligations.

            "Senior Subordinated Debt" means (a) the Indebtedness under the Senior Subordinated Notes and (b) unsecured notes or debentures of the Company, subordinated to the prior payment of the Loans and the other obligations under the Credit Documents, that may be issued by the Company in order to refinance the Senior Subordinated Debt and/or prepay the Loans, provided that (i) the scheduled amortization, the final maturity and the subordination provisions shall be at least as favorable to the Company and the Lenders as the Senior Subordinated Notes, and the other terms and conditions thereof (including, without limitation, the covenant and event of default provisions thereof but excluding the interest rate and any call protection provisions) taken as a whole shall be at least as favorable to the Company and the Lenders as the Senior Subordinated Notes, (ii) no covenant contained in this Agreement or any of the other Credit Documents would be violated on the proposed issuance date after giving effect to (A) the issuance of such notes or debentures, (B) the payment of all issuance costs, commissions, discounts, redemption premiums and other fees and charges associated therewith, (C) the use of proceeds thereof and (D) the redemption, repayment, retirement and repurchase of all Indebtedness of the Company and its Subsidiaries to be redeemed, repaid or repurchased in connection therewith and (iii) substantially final drafts of the documentation governing any such notes or debentures, showing the terms thereof, shall have been furnished to the Lenders at least 10 days prior to the date of issuance of such notes or debentures.

            "Senior Subordinated Notes" means the 7% senior subordinated notes due 2014 issued by the Company pursuant to the Senior Subordinated Note Indenture.

            "Senior Subordinated Note Indenture" means the Indenture, dated as of January 16, 2004, between the Company and The Bank of New York, as trustee.

            "Senior Unsecured Debt": (a) the Indebtedness under the Exchangeable Notes and (b) unsecured notes or debentures of the Company that may be issued by the Company in order to refinance the Senior Unsecured Debt and/or prepay the Loans, provided that (i) the scheduled amortization and the final maturity shall be at least as favorable to the Company and the Lenders as such Exchangeable Notes and the other terms and conditions thereof (including, without limitation, the covenant and event of default provisions thereof but excluding the interest rate and any call protection provisions) taken as a whole shall be at least as favorable to the Company and the Lenders as such Exchangeable Notes, (ii) no covenant contained in this Agreement or any of the other Credit Documents would be violated on the proposed issuance date after giving effect to (A) the issuance of such notes or debentures, (B) the payment of all issuance costs, commissions, discounts, redemption premiums and other fees and charges associated therewith, (C) the use of proceeds thereof and (D) the redemption, repayment, retirement and repurchase of all Indebtedness of the Company and its Subsidiaries to be redeemed, repaid or repurchased in connection therewith and
(iii) substantially final drafts of the documentation governing any such notes or debentures, showing the terms thereof, shall have been furnished to the Lenders at least 10 days prior to the date of issuance of such notes or debentures.

            "Single Employer Plan" means any Plan which is covered by Title IV of ERISA and which is not a Multiemployer Plan.

            "Solvent" has the meaning set forth in Section 3.19.

            "Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

            "Standby LC" means an irrevocable letter of credit under which the relevant Issuing Bank agrees to make payments in Dollars for the account of the Company, on behalf of the Company or any Subsidiary thereof in respect of obligations of the Company or such Subsidiary incurred pursuant to contracts made or performances undertaken or to be undertaken or like matters relating to contracts to which the Company or such Subsidiary is or proposes to become a party in the ordinary course of the Company's or such Subsidiary's business, including, without limiting the foregoing, for insurance purposes or in respect of advance payments or as bid or performance bonds or for any other purpose for which a standby letter of credit might customarily be issued.

            "Subsidiary" means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, by such Person or by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. A Subsidiary shall be deemed wholly-owned by a Person who owns directly or indirectly all of the voting shares of stock or other interests of such Subsidiary having voting power under ordinary circumstances to vote for directors or other managers of such corporation, partnership or other entity, except for (i) directors' qualifying shares and (ii) shares owned by employees. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company; provided that any joint venture in which an investment is made pursuant to Section 6.06(j) shall at the option of the Company, so long as (a) such investment is maintained in reliance on such Section 6.06(j) and (b) such joint venture is not included in the consolidated financial statements of the Company, not be a "Subsidiary" of the Company for any purpose of this Agreement.

            "Subsidiary Guarantor" means each Credit Party other than the Company and Holdings.

            "Swap Agreement" means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

            "Swap Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

            "Swingline Lender" means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

            "Swingline Loan" means a Loan made pursuant to Section 2.05.

            "Synthetic Purchase Agreement" means any agreement pursuant to which the Company or any of its Subsidiaries is or may become obligated to make (a) any payment in connection with the purchase by any third party from a Person other than the Company or any of its Subsidiaries of any Capital Stock of the Company or any of its Subsidiaries or any Indebtedness referred to in Section
6.08 (other than in connection with any such payment which the Company or any of its Subsidiaries would be permitted to make pursuant to Section 6.08 or 6.10, as applicable) or (b) any payment (except as otherwise expressly permitted by
Section 6.08 or 6.10) the amount of which is determined by reference to the price or value at any time of any such Capital Stock or Indebtedness; provided, that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of the Company or any of its Subsidiaries (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.

            "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

            "Transactions" has the meaning set forth in the recitals to this Agreement.

            "Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

            "UCC" means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

            "Unliquidated Obligations" means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

            "Warrant Agreement" means the Confirmation Re: Warrants, dated as of the Closing Date, between JPMorgan Chase Bank and Holdings, as the same may be amended and replaced from time to time in a manner not adverse to the Lenders.

            "Wholly-Owned Domestic Subsidiary" means each Domestic Subsidiary which is also a Wholly-Owned Subsidiary.

            "Wholly-Owned Subsidiary" means each Subsidiary of the Company which is wholly-owned by it, as provided in the second sentence of the definition of Subsidiary contained herein.

            SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Revolving Loan") or by Type (e.g., a "Eurodollar Loan") or by Class and Type (e.g., a "Eurodollar Revolving Loan"). Borrowings also may be classified and referred to by Class (e.g., a "Revolving Borrowing") or by Type (e.g., a "Eurodollar Borrowing") or by Class and Type (e.g., a "Eurodollar Revolving Borrowing").

            SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

            SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the

Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. In the event that historical accounting practices, systems or reserves relating to the components of the Borrowing Base are modified in a manner that is adverse to the Lenders in any material respect, the Company will agree to maintain such additional reserves (for purposes of computing the Borrowing Base) in respect to the components of the Borrowing Base and make such other adjustments (which may include maintaining additional reserves, modifying the advance rates or modifying the eligibility criteria for the components of the Borrowing Base).

                                   ARTICLE II
                                   The Credits

            SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Company from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender's Revolving Exposure exceeding such Lender's Revolving Commitment or (ii) the total Revolving Exposures exceeding the lesser of (x) the sum of the total Revolving Commitments or (y) the Borrowing Base, subject to the Administrative Agent's authority to make Protective Advances pursuant to the terms of Section 2.04. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Revolving Loans.

            SECTION 2.02. Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. Any Protective Advance and any Swingline Loan shall be made in accordance with the procedures set forth in
Section 2.04 and Section 2.05, respectively.

            (b) Each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Company may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Company to repay such Loan in accordance with the terms of this Agreement.

            (c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $2,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by
Section 2.06(e). Each Swingline Loan shall be in an amount that is not less than $250,000 or an integral multiple of $100,000 in excess thereof. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Eurodollar Borrowings outstanding.

            (d) Notwithstanding any other provision of this Agreement, the Company shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

            SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Company shall notify the Administrative Agent of such request either in writing (delivered by hand or facsimile) in a form approved by the Administrative Agent and signed by the Company or by telephone (a) in the case of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 2:00 p.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Company. Each such telephonic and written Borrowing Request shall specify the following information in compliance with
Section 2.02:

                  (i) the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

                  (ii) the date of such Borrowing, which shall be a Business
      Day;

                  (iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

                  (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period."

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Company shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

            SECTION 2.04. Protective Advances. (a) Subject to the limitations set forth below, upon the approval of the Company (provided, that following the occurrence and during the continuance of a Default or Event of Default, no such approval shall be required), the Administrative Agent is authorized by the Company and the Lenders, from time to time (but shall have absolutely no obligation to), to make Loans to the Company, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof,
(ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Company pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Credit Documents (any of such Loans are herein referred to as "Protective Advances"); provided that, the aggregate amount of Protective Advances outstanding at any time shall not at any time exceed $10,000,000; provided further that, the aggregate amount of outstanding Protective Advances plus the aggregate Revolving Exposure shall not exceed the aggregate unused Commitments. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be ABR Borrowings. The Administrative Agent's authorization to make Protective Advances may be revoked at any time by 100% of the Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent's receipt thereof. At any time that there is sufficient Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Revolving Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.04(b).

            (b) Upon the making of a Protective Advance by the Administrative Agent, each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender's Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

            SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Company from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $15,000,000 or (ii) the sum of the total Revolving Exposures exceeding the lesser of the total Revolving Commitments and the Borrowing Base; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Swingline Loans. To request a Swingline Loan, the Company shall notify the Administrative Agent of such request by telephone (confirmed by facsimile), not later than 3:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Company. The Swingline Lender shall make each Swingline Loan available to the Company by means of a credit to the Funding Account (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the relevant Issuing Bank, and in the case of repayment of another Loan or fees or expenses as provided by Section 2.18(c), by remittance to the Administrative Agent to be distributed to the Lenders) on the requested date of such Swingline Loan.

            (b) The Swingline Lender may by written notice given to the Administrative Agent not later than 9:00 a.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender's Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender's Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Company of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline

Lender. Any amounts received by the Swingline Lender from the Company (or other party on behalf of the Company) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Company for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Company of any default in the payment thereof.

            SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Company may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and an Issuing Bank selected by the Company, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company with, the relevant Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. It is understood and agreed that the letters of credit listed on Schedule 2.06 shall constitute "Letters of Credit" for the purposes of this Agreement and shall be deemed to have been issued under this Agreement.

            (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the relevant Issuing Bank) to the relevant Issuing Bank and the Administrative Agent (prior to 2:00 p.m., New York City time, at least three Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the relevant Issuing Bank, the Company also shall submit a letter of credit application on the relevant Issuing Bank's standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $75,000,000 and (ii) the total Revolving Exposures shall not exceed the lesser of the total Revolving Commitments and the Borrowing Base, unless such Letter of Credit has been cash collateralized.

            (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

            (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the relevant Issuing Bank or the Revolving Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender's Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Company on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Company for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

            (e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Company shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 Noon, New York City time, on the date that such LC Disbursement is made, if the Company shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Company prior to such time on such date, then not later than 12:00 Noon, New York City time, on the Business Day immediately following the day that the Company receives such notice; provided that the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Company's obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Company fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Company in respect thereof and such Lender's Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Company, in the same manner as provided in
Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the relevant Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to the relevant Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such LC Disbursement.

            (f) Obligations Absolute. The Company's obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company's obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by such Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

            (g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Company by telephone (confirmed by facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

            (h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Company shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Company fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the relevant Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

            (i) Replacement of an Issuing Bank. Each Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "Issuing Bank" shall be deemed to refer to such successor or to any other current or previous Issuing Bank, or to such successor and all other current or previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

            (j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the "LC Collateral Account"), an amount in cash equal to 105% of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in clause (h) or
(i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Company hereby grants the Administrative Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Company's risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other Secured Obligations. If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three Business Days after all such Defaults have been cured or waived.

            SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender's Applicable Percentage; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Company by promptly crediting the amounts so received, in like funds, to the Funding Account; provided that ABR Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the relevant Issuing Bank and (ii) a Protective Advance shall be retained by the Administrative Agent.

            (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Company a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Company severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Company to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Company, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

            SECTION 2.08. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving

Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Company may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Company may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings or Protective Advances, which may not be converted or continued.

            (b) To make an election pursuant to this Section, the Company shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Company were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Company.

            (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

                  (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

                  (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

                  (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

                  (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Company shall be deemed to have selected an Interest Period of one month's duration.

            (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

            (e) If the Company fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have delivered an Interest Election Request requesting that such Eurodollar Revolving Borrowing be converted to a Eurodollar Revolving Borrowing with an Interest Period of one month at the end of such Interest Period. Notwithstanding any contrary provision hereof, if a Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as a Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a

Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

            SECTION 2.09. Termination and Reduction of Commitments. (a) Unless previously terminated all Commitments shall terminate on the Maturity Date.

            (b) The Company may at any time terminate the Commitments upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon and on any Letters of Credit, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit (or at the discretion of the Administrative Agent a back up standby letter of credit satisfactory to the Administrative Agent) equal to 105% of the LC Exposure as of such date), (iii) the payment in full of the accrued and unpaid fees, and (iv) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon.

            (c) The Company may from time to time reduce the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $2,000,000 and (ii) the Company shall not reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans, the sum of the Revolving Exposures would exceed the lesser of the total Revolving Commitments and the Borrowing Base.

            (d) The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) or (c) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

            SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) The Company hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, (ii) to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan is made, the Company shall repay all Swingline Loans then outstanding.

            (b) At all times that full cash dominion is in effect pursuant to
Section 7.3 of the Guarantee and Collateral Agreement, on each Business Day, at or before 11:00 a.m., New York City time, the Administrative Agent shall apply all immediately available funds credited to the Collection Account first to prepay any Protective Advances that may be outstanding, pro rata, and second to prepay the Revolving Loans (including Swing Line Loans) and to cash collateralize outstanding LC Exposure.

            (c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

            (d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

            (e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Company to repay the Loans in accordance with the terms of this Agreement.

            (f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Company shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

            SECTION 2.11. Prepayment of Loans. (a) The Company shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (c) of this Section.

            (b) In the event and on such occasion that the total Revolving Exposure exceeds the lesser of (A) the aggregate Revolving Commitments or (B) the Borrowing Base, the Company shall prepay the Revolving Loans, LC Exposure and/or Swingline Loans in an aggregate amount equal to such excess.

            (c) The Company shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 2:00 p.m., New York City time, one Business Day before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 2:00 p.m., New York City time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 2:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by
Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in
Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

            SECTION 2.12. Fees (a) The Company agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which the Lenders' Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the last day of each March, June, September and December and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

            (b) The Company agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender's Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure (the aggregate amount of such participation fee shall be reduced by the amount of the fronting fee paid to the relevant Issuing Bank in accordance with clause (ii) of this sentence), and (ii) to the relevant Issuing Bank a fronting fee, which shall accrue at the rate of 0.25% per annum (or at such other rate as agreed to by the relevant Issuing Bank and the Company) on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank's standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each March, June, September and December shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

            (c) The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

            (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the relevant Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

            SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate.

            (b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

            (c) Each Protective Advance shall bear interest at the Alternate Base Rate plus 2%.

            (d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Company hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

            (e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

            (f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

            SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

            (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

            (b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period, then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing.

            SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

                  (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or an Issuing Bank; or

                  (ii) impose on any Lender or an Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Company will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

            (b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or such Issuing Bank's capital or on the capital of such Lender's or such Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender's or such Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or such Issuing Bank's policies and the policies of such Lender's or such Issuing Bank's holding company with respect to capital adequacy), then from time to time the Company will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender's or such Issuing Bank's holding company for any such reduction suffered.

            (c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

            (d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or such Issuing Bank's right to demand such compensation; provided that the Company shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender's or such Issuing Bank's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

            SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to
Section 2.19, then, in any such event, the Company shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

            SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of the Company hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Company shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

            (b) In addition, the Company shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

            (c) The Company shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Company hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

            (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Company to a Governmental Authority, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

            (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Company is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Company as will permit such payments to be made without withholding or at a reduced rate. For avoidance of doubt, the documentation covered by this Section 2.17(e) shall include but not be limited to U.S. Internal Revenue Service Forms W-8BEN, Form W-8ECI, or W-8IMY or any subsequent versions thereof or successors thereto or, in the case of a Foreign Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", such Foreign Lender delivers a Form W-8BEN or W-8IMY with the appropriate forms attached thereto, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Foreign Lender and represents that such Foreign Lender is the sole record and beneficial owner of the Loans or the obligations evidenced by Note(s) in respect of which it is providing the following representations and is not (A) a "bank" within the meaning of section 881(c)(3)(A) of the Code and furthermore (i) is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and
(ii) has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements, (B) a "10 percent shareholder" of the Company within the meaning of section 881(c)(3)(B) of the Code, or (C) a "controlled foreign corporation" described in section 881(c)(3)(C) of the Code. Such forms shall be delivered by each Foreign Lender on or before the date it becomes a party to this Agreement. In addition, each Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Each Foreign Lender shall promptly notify the Company at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Company (or any other form of certification adopted by the U.S. taxing authorities for such purpose).

            (f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Company (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Company, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Company or any other Person.

            SECTION 2.18. Payments Generally; Allocation of Proceeds; Sharing of Set-offs. (a) The Company shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to an Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars. At all times that full cash dominion is in effect pursuant to Section 7.3 of the Guarantee and Collateral Agreement, solely for purposes of determining the amount of Loans available for borrowing purposes, checks and cash or other immediately available funds from collections of items of payment and proceeds of any

Collateral shall be applied in whole or in part against the Obligations, on the day of receipt, subject to actual collection.

            (b) Any proceeds of Collateral received by the Administrative Agent
(i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Credit Documents (which shall be applied as specified by the Company) or (B) amounts to be applied from the Collection Account when full cash dominion is in effect in accordance with Section 7.3 of the Guarantee and Collateral Agreement (which shall be applied in accordance with Section 2.10(b)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and any Issuing Bank from the Company (other than in connection with Banking Services or Swap Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Company (other than in connection with Banking Services or Swap Obligations), third, to pay interest due in respect of the Protective Advances, fourth, to pay the principal of the Protective Advances, fifth, to pay interest then due and payable on the Loans (other than the Protective Advances) ratably, sixth, to prepay principal on the Loans (other than the Protective Advances) and unreimbursed LC Disbursements ratably, seventh, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations, eighth, to payment of any amounts owing with respect to Banking Services and Swap Obligations, and ninth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Company. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Company, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or
(b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any event, the Company shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

            (c) At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Credit Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Company pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of the Company maintained with the Administrative Agent. The Company hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Credit Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03, 2.04 or 2.05, as applicable and
(ii) the Administrative Agent to charge any deposit account of the Company maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Credit Documents.

            (d) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and
(ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Company pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Company consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Company rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Company in the amount of such participation.

            (e) Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Company will not make such payment, the Administrative Agent may assume that the Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the relevant Issuing Bank, as the case may be, the amount due. In such event, if the Company has not in fact made such payment, then each of the Lenders or the relevant Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

            (f) If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations hereunder until all such unsatisfied obligations are fully paid.

            SECTION 2.19. Mitigation Obligations; Replacement of Lenders. If any Lender requests compensation under Section 2.15, or if the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then:

            (a) such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment
(i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender (and the Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment);

            (b) the Company may, at its sole expense and effort, require such Lender or any Lender that defaults in its obligation to fund Loans hereunder (herein, a "Departing Lender"), upon notice to the Departing Lender and the Administrative Agent, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consents of the Administrative Agent and each Issuing Bank, which consents shall not unreasonably be withheld, (ii) the Departing Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Departing Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

            SECTION 2.20. Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.20 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.20 shall survive the termination of this Agreement.

            SECTION 2.21. Commitment Increases. (a) At any time after the Closing Date, provided that no Event of Default shall have occurred and be continuing, the Company may request an increase of the aggregate Revolving Commitments in an aggregate amount up to $75,000,000 by notice to the Administrative Agent in writing of the amount (the "Offered Increase Amount") of such proposed increase (such notice, a "Commitment Increase Notice"). Any such Commitment Increase Notice must offer each Lender the opportunity to subscribe for its pro rata share of the increased Revolving Commitments; provided, however, the Company may, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), without offering to each Lender the opportunity to subscribe for its pro rata share of the increased Revolving Commitments, offer to any bank or other financial institution that is not an existing Lender the opportunity to provide a new Revolving Commitment pursuant to paragraph (b) below. If any portion of the increased Revolving Commitments offered to the Lenders as contemplated in the immediately preceding sentence is not subscribed for by the Lenders, the Company may, with the consent of the Administrative Agent as to any bank or financial institution that is not at such time a Lender (which consent shall not be unreasonably withheld or delayed), offer to any existing Lender or to one or more additional banks or financial institutions the opportunity to provide all or a portion of such unsubscribed portion of the increased Revolving Commitments pursuant to paragraph (b) below.

            (b) Any additional bank or financial institution that the Company selects to offer the opportunity to provide any portion of the increased Revolving Commitments, and that elects to become a party to this Agreement and provide a Commitment, shall execute a New Lender Supplement with the Company and the Administrative Agent, substantially in the form of Exhibit H (a "New Lender Supplement"), whereupon such bank or financial institution (a "New Lender") shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement, and the Commitment Schedule shall be deemed to be amended to add the name and Commitment of such New Lender, provided that the Commitment of any such New Lender shall be in a principal amount not less than $5,000,000.

            (c) Any Lender that accepts an offer to it by the Company to increase its Commitment pursuant to this Section 2.21 shall, in each case, execute a Commitment Increase Supplement with the Company and the Administrative Agent, substantially in the form of Exhibit I (a "Commitment Increase Supplement"), whereupon such Lender (an "Increasing Lender") shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Commitment as so increased, and the Commitment Schedule shall be deemed to be amended to so increase the Commitment of such Lender.

            (d) The effectiveness of any New Lender Supplement or Commitment Increase Supplement shall be contingent upon receipt by the Administrative Agent of such corporate resolutions of the Company and legal opinions of counsel to the Company as the Administrative Agent shall reasonably request with respect thereto

            (e) Unless otherwise agreed by the Administrative Agent, on each closing date of an increase in the Revolving Commitments, the Company shall borrow Revolving Loans from each Lender participating in the relevant increase to the extent necessary to rebalance the outstanding Loans pro rata among the Lenders in an amount determined by reference to the amount of each Class of Loan (and, in the case of Eurodollar Loans, of each Eurodollar Borrowing) which would then have been outstanding from such Lender if it had been a Lender on the date such Loan was made.

            (f) Notwithstanding anything to the contrary in this Section 2.21, no Lender shall have any obligation to increase its Commitment unless it agrees to do so in its sole discretion.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

            In order to induce the Lenders to enter into this Agreement and to make the Loans and to induce each Issuing Bank to issue, and the Participating Lenders to participate in, the Letters of Credit, the Company hereby represents and warrants to each Lender and the Administrative Agent, as of the Closing Date and as of the making of any extension of credit hereunder:

            SECTION 3.01. Financial Condition. The consolidated balance sheet of the Company and its consolidated Subsidiaries as at January 30, 2005 and the related consolidated statement of operations for the fiscal year of the Company ended on such date, audited by PricewaterhouseCoopers LLP, or any successor thereto, a copy of which has heretofore been furnished to each Lender, present fairly in accordance with GAAP the consolidated financial condition of the Company and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal year of the Company then ended. All such financial statements have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants and as disclosed therein). Neither the Company nor any of its consolidated Subsidiaries had, at the date of the most recent balance sheet referred to above, any material Contingent Obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any material interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto or expressly permitted to be incurred hereunder. During the period from January 30, 2005, to and including the date hereof there has been no Disposition by the Company or any of its Subsidiaries of any material part of its business or property.

            SECTION 3.02. No Change. Since January 30, 2005, (a) there has been no change, and (as of the Closing Date only) no development or event, which has had or could reasonably be expected to have a Material Adverse Effect and (b) no dividends or other distributions have been declared, paid or made upon the Capital Stock of the Company nor has any of the Capital Stock of the Company been redeemed, retired, purchased or otherwise acquired for value by the Company, except as permitted by Section 6.08.

            SECTION 3.03. Corporate Existence; Compliance with Law. Each of the Company and its Subsidiaries (a) is duly organized and validly existing under the laws of the jurisdiction of organization, (b) has full power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to use its name and to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, (c) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure so to qualify would not have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, and (d) except as disclosed in the Environmental Reports, is in compliance with all applicable statutes, laws, ordinances, rules, orders, permits and regulations of any governmental authority or instrumentality, domestic or foreign (including, without limitation, those related to Hazardous Materials and substances), except where noncompliance would not be reasonably likely to have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole. Except as disclosed in the Environmental Reports, none of the Company or any of its Subsidiaries has received any written communication from a Governmental Authority that alleges that the Company or any of its Subsidiaries is not in compliance with all material federal, state, local or foreign laws, ordinances, rules and regulations, except to the extent such noncompliance, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries take as a whole.

            SECTION 3.04. Corporate Power; Authorization. Each of the Company and its Subsidiaries has the power and authority to make, deliver and perform each of the Credit Documents to which it is a party, and the Company has the corporate power and authority and legal right to borrow hereunder and to have Letters of Credit issued for its account hereunder. Each of the Company and its Subsidiaries has taken all necessary action to authorize the execution, delivery and performance of each of the Credit Documents to which it is or will be a party and the Company has taken all necessary corporate action to authorize the borrowings hereunder and the issuance of Letters of Credit for its account hereunder. No consent or authorization of, or filing with, any Person (including, without limitation, any Governmental Authority) is required in connection with the execution, delivery or performance by the Company or any of its Subsidiaries, or for the validity or enforceability in accordance with its terms against the Company or any of its Subsidiaries, of any Credit Document except for consents, authorizations and filings which have been obtained or made and are in full force and effect and except (i) such consents, authorizations and filings, the failure to obtain or perform (x) which would not have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, and (y) which would not adversely affect the validity or enforceability of any of the Credit Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder and (ii) such filings as are necessary to perfect the Liens of the Lenders created pursuant to this Agreement and the Security Documents.

            SECTION 3.05. Enforceable Obligations. This Agreement and each of the other Credit Documents and any other agreement to be entered into by any Credit Party pursuant to the Credit Documents have been duly executed and delivered on behalf of such Credit Party that is party thereto. This Agreement constitutes, and each of the other Credit Documents and any other agreement to be entered into by any Credit Party pursuant to the Credit Documents will constitute upon execution and delivery, the legal, valid and binding obligation of such Credit Party, and is enforceable against such Credit Party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

            SECTION 3.06. No Legal Bar. The execution, delivery and performance of each Credit Document, the incurrence or issuance of and use of the proceeds of the Loans and of drawings under the Letters of Credit and the transactions contemplated by Credit Documents, (a) will not violate any Requirement of Law or any Contractual Obligation applicable to or binding upon the Company or any Subsidiary of the Company or any of their respective properties or assets, in any manner which, individually or in the aggregate, (i) would have a material adverse effect on the ability of the Company or its Subsidiaries taken as a whole to perform their obligations under the Credit Documents, (ii) would give rise to any liability on the part of the Administrative Agent or any Lender or
(iii) would have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, and (b) will not result in the creation or imposition of any Lien on any of its properties or assets pursuant to any Requirement of Law applicable to it, as the case may be, or any of its Contractual Obligations, except for the Liens arising under the Security Documents.

            SECTION 3.07. No Material Litigation. No litigation by, investigation known to the Company by, or proceeding of, any Governmental Authority is pending against the Company or any of its Subsidiaries (including after giving effect to the Transactions) with respect to the validity, binding effect or enforceability of this Agreement or any other Credit Document, the Loans made hereunder, the use of proceeds hereof, or of any drawings under a Letter of Credit and the other transactions contemplated hereby. No lawsuits, claims, proceedings or investigations pending or, to the best knowledge of the Company, threatened as of the Closing Date against or affecting the Company or any Subsidiary of the Company or any of their respective properties, assets, operations or businesses (including after giving effect to the Transactions) in which there is a probability of an adverse determination, is reasonably likely, if adversely decided, to have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole.

            SECTION 3.08. Investment Company Act. Neither the Company nor any Subsidiary of the Company is an "investment company" or a company "controlled" by an "investment company" (as each of the quoted terms is defined or used in the Investment Company Act of 1940, as amended).

            SECTION 3.09. Federal Regulation. No part of the proceeds of any of the Loans or any drawing under a Letter of Credit will be used for any purpose which violates the provisions of Regulation T, U or X of the Board. Neither the Company nor any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of "buying" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under said Regulation U or for any purpose that violates the provisions of the Regulations of the Board.

            SECTION 3.10. No Default. The Company and each of its Subsidiaries have performed all material obligations required to be performed by them under their respective Contractual Obligations (including after giving effect to the Transactions) and they are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder, except to the extent that such breach or default would not have a material adverse effect on the business, assets, condition

(financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries (including after giving effect to the Transactions) is in default under any material judgment, order or decree of any Governmental Authority, domestic or foreign, applicable to it or any of its respective properties, assets, operations or business, except to the extent that any such defaults would not, in the aggregate, have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole.

            SECTION 3.11. Taxes. Each of the Company and its Subsidiaries has filed or caused to be filed all material tax returns which, to the best knowledge of the Company, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any amount of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves (or other sufficient provisions) in conformity with GAAP have been provided on the books of the Company or its Subsidiaries, as the case may be); and no tax Lien has been filed, and, to the best knowledge of the Company, no written claim is being asserted, with respect to any such taxes, fees or other charges other than as disclosed on Schedule 3.11.

            SECTION 3.12. Subsidiaries. As of the Closing Date, the only Subsidiaries of the Company are those listed on Schedule 3.12. On the Closing Date and at all times thereafter, Holdings owns 100% of the issued and outstanding Capital Stock of the Company.

            SECTION 3.13. Ownership of Property; Liens. As of the Closing Date and as of the making of any extension of credit hereunder (subject to transfers and dispositions of property permitted under Section 6.05) each of the Company and its Subsidiaries has good and valid title to all of its material assets (other than real property or interests in real property) in each case free and clear of all mortgages, liens, security interests or encumbrances of any nature whatsoever except Permitted Liens. With respect to real property or interests in real property, as of the Closing Date, each of the Company and its Subsidiaries has (i) fee title to all of the real property listed on Schedule 3.13 under the heading "Fee Properties" (each, a "Fee Property"), and (ii) good and valid title to the leasehold estates in all of the real property leased by it and, in the case of any such leasehold estates located in the United States with an aggregate annual base rent in excess of $100,000 listed on Schedule 3.13 under the heading "Leased Properties" (each, a "Leased Property"), in each case free and clear of all mortgages, liens, security interests, easements, covenants, rights-of-way and other similar restrictions of any nature whatsoever, except Permitted Liens, including with respect to Leased Property, the terms and provisions of the respective lease therefor, including, without limitation, any matters affecting the fee title and any estate superior to the leasehold estate related thereto. The Fee Properties and the Leased Properties constitute, as of the Closing Date, all of the real property (with an aggregate annual base rent in excess of $100,000, with respect to Leased Properties) owned in fee or leased by the Company and its Subsidiaries.

            SECTION 3.14. ERISA. The "amount of unfunded benefit liabilities" (within the meaning of Section 4001(a)(18) of ERISA) of any Single Employer Plan of the Company or any Commonly Controlled Entity would not result in a material liability to the Company if any or all such Single Employer Plans were terminated. None of the Company, any Subsidiary of the Company or any Commonly Controlled Entity would be liable for any amount pursuant to Sections 4063 or 4064 of ERISA, if any Single Employer Plan were to terminate. Neither the Company nor any Commonly Controlled Entity has been involved in any transaction that would cause the Company to be subject to material liability with respect to a Single Employer Plan to which the Company or any Commonly Controlled Entity contributed or was obligated to contribute during the six-year period ending on the date this representation is made under Sections 4062 or 4069 of ERISA. Neither the Company nor any Commonly Controlled Entity has incurred any material liability under Title IV of ERISA which could become or remain a material liability of the Company after the Closing Date and the consummation of the Transaction. None of the Company, any Subsidiary of the Company, or, to the best knowledge of the Company, any director, officer or employee thereof, or any of the Plans or any trust created thereunder, or any fiduciary thereof, has engaged in a transaction or taken any other action or omitted to take any action involving any Plan which could constitute a prohibited transaction within the meaning of Section 406 of ERISA which is not otherwise exempted and which would result in a material liability to the Company, or would cause the Company to be subject to either a material liability or material civil penalty assessed pursuant to Sections 409 or 502(i) or (l) of ERISA or a material tax imposed pursuant to Sections 4975 or 4976 of the Code. Each of the Plans (to the best knowledge of the Company with respect to any Multiemployer Plan) has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code. There are no material pending or, to the best knowledge of the Company, threatened claims by or on behalf of any of the Plans or any fiduciary, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan or fiduciary for which the Company could have any material liability (other than routine claims for benefits). To the best knowledge of the Company, no condition exists, and no event has occurred with respect to any Multiemployer Plan which presents a material risk of a complete or partial withdrawal under Subtitle E of Title IV of ERISA for which the Company could have any material liability, nor has the Company or any Commonly Controlled Entity been notified that any such Multiemployer Plan is Insolvent or in Reorganization. Neither the Company nor any Commonly Controlled Entity nor any Subsidiary has been a party to any transaction or agreement to which the provisions of Section 4204 of ERISA were applicable. None of the Company, or any Commonly Controlled Entity or any of their respective Subsidiaries is obligated to contribute to a Multiemployer Plan, on behalf of any current or former employee of the Company, any Commonly Controlled Entity or such Subsidiary. The liability to which the Company, any Commonly Controlled Entity or any of their respective Subsidiaries would become subject under ERISA if all such Persons were to withdraw completely from all Plans on the Closing Date (after giving effect to the Transaction) is not in excess of $2,000,000. None of the Plans or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the Plans. No contribution failure has occurred with respect to any Plan sufficient to give rise to a lien under
Section 302(f) of ERISA.

            SECTION 3.15. Security Interest. The provisions of this Agreement and the other Credit Documents are effective to create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, so long as stock certificates representing such Pledged Stock are in the possession of the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, as of the date when financing statements and other filings specified on Schedule 3.15(a) in appropriate form were filed in the offices specified on Schedule 3.15(a), the Guarantee and Collateral Agreement constituted, and such Lien and security interest continue to constitute, a fully perfected Lien on, and security interest in, all right, title and interest of the Credit Parties in such Collateral, as security for the Secured Obligations, in each case prior and superior in right to any other Person, except to the extent that a security interest cannot be perfected therein by the filing of a financing statement or the taking of possession under the UCC and subject to Liens permitted by Section 6.02.

            SECTION 3.16. Copyrights, Permits, Trademarks and Licenses. As of the Closing Date, Schedule 3.16 sets forth a true and complete list of all material registered trademarks, trade names, service marks, patents, pending patent applications and registered copyrights and applications therefor owned, used or filed by or licensed to the Company and its Subsidiaries and, with respect to registered trademarks (if any), contains a list of all jurisdictions in which such trademarks are registered or applied for and all registration and application numbers. Except as disclosed on Schedule 3.16, the Company or a

Subsidiary owns or has the right to use, without payment to any other party, registered trademarks, trade names, service marks, patents, pending patent applications and copyrights and applications therefor referred to in such schedule. To the best knowledge of the Company, no claims are pending by any Person with respect to the ownership, validity, enforceability or the Company's or any Subsidiary's use of any such registered trademarks, trade names, service marks, patents, pending patent applications and copyrights, or applications therefor, challenging or questioning the validity or effectiveness of any of the foregoing, in any jurisdiction, domestic or foreign, except to the extent such claims could not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

            SECTION 3.17. Environmental Matters. Except as set forth in the Environmental Reports and except to the extent that the facts and circumstances giving rise to the failure of any of the following to be true and correct would not be reasonably likely to have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole:

            (a) to the best knowledge of the Company, no parcel of real property owned or operated by the Company or any of its Subsidiaries contains, or has previously contained, in, on or under including, without limitation, the soil and groundwater thereunder, any Hazardous Materials in amounts or concentrations that constitute or constituted a material violation of, or could reasonably give rise to material liability under, Environmental Laws.

            (b) to the best knowledge of the Company, each parcel of real property owned or operated by the Company or any of its Subsidiaries and all operations and facilities at such properties taken as a whole are in material compliance with all Environmental Laws, and there is no contamination or violation of any Environmental Law which could materially interfere with the continued operation of, or materially impair the fair saleable value of, the such property taken as a whole.

            (c) neither the Company nor any of its Subsidiaries has received or is aware of any written complaint, written notice of violation, written alleged violation, or written notice of investigation or of potential liability under Environmental Laws with regard to any parcel of real property owned or operated by the Company or any of its Subsidiaries or the operations of the Company or its Subsidiaries, nor does the Company or any of its Subsidiaries have knowledge that any such action is being contemplated, considered or threatened.

            (d) to the best knowledge of the Company, Hazardous Materials have not been generated, treated, stored, disposed of, at, on or under any parcel of real property owned or operated by the Company or any of its Subsidiaries, nor have any Hazardous Materials been transported from such properties, in material violation of or in a manner that could reasonably give rise to material liability of the Company or any of its Subsidiaries under any Environmental Laws.

            (e) there are no governmental administrative actions or judicial proceedings pending or, to the best knowledge of the Company and its Subsidiaries, threatened, under any Environmental Law to which the Company or any of its Subsidiaries is a party with respect to any parcel of real property owned or operated by the Company or any of its Subsidiaries, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements, other than permits authorizing operations at facilities at the real property, outstanding under any Environmental Law with respect to such properties.

            SECTION 3.18. Accuracy and Completeness of Information. The factual statements contained in the financial statements referred to in Section 3.01, the Credit Documents (including the schedules thereto) and any other certificates or documents furnished or to be furnished to the

Administrative Agent or the Lenders from time to time in connection with this Agreement, taken as a whole, do not and will not, to the best knowledge of the Company, as of the date when made, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which the same were made, all except as otherwise qualified herein or therein, such knowledge qualification being given only with respect to factual statements made by Persons other than the Company or any of its Subsidiaries; provided, that with respect to projected financial information, the Company represents only that such information has been and will be prepared in good faith based upon assumptions believed by the Company to be reasonable at the time.

            SECTION 3.19. Solvency. As of the Closing Date, each Credit Party is, and after giving effect to the Transactions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be Solvent. For purposes hereof, "Solvent" means, with respect to any Person on a particular date, that on such date, (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small amount of capital.

            SECTION 3.20. Labor Matters. As of the Closing Date only, there are no strikes or other labor disputes against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened that (individually or in the aggregate) would reasonably be expected to have a material adverse effect on the business, operations, property or financial condition of the Company and its Subsidiaries taken as a whole. As of the Closing Date only, hours worked by and payment made to employees of the Company and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) would reasonably be expected to have a material adverse effect on the business, operations, property or financial condition of the Company and its Subsidiaries taken as a whole. As of the Closing Date only, all payments due from the Company or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) would reasonably be expected to have a material adverse effect on the business, operations, property or financial condition of the Company and its Subsidiaries taken as a whole if not paid have been paid or accrued as a liability on the books of the Company or the relevant Subsidiary.

                                   ARTICLE IV
                                   CONDITIONS

            SECTION 4.01. Conditions to Initial Extension of Credit. The effectiveness of this amendment and restatement of the Existing Credit Agreement and the making of the Revolving Loans, if any, on the Closing Date are subject to the fulfillment, to the satisfaction of the Administrative Agent, of each of the following conditions:

            (a) Credit Agreement; Guarantee and Collateral Agreement; Notes. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Credit Documents and such other certificates, documents, instruments and agreements as the

Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Credit Documents, including any Notes requested by a Lender pursuant to Section 2.10 payable to the order of each such requesting Lender.

            (b) Capital Structure. (i) Holdings, the Company and its Subsidiaries shall have no Indebtedness other than the Senior Subordinated Notes and the Exchangeable Notes and except as otherwise permitted by this Agreement.

                  (ii) The execution, delivery and performance of this Agreement and the other Credit Documents and the related documentation with respect to the Commitments and the making of Loans and issuances of Letters of Credit as contemplated hereby and the proposed Issuance and Repurchase shall not violate any of the provisions of the Senior Subordinated Note Indenture or the Exchangeable Note Indenture and the Company shall have provided a certificate in reasonable detail to such effect.

                  (iii) Any changes since January 16, 2004 to the certificate of incorporation, by-laws, other governing documents and corporate structure of the Company and its Subsidiaries, in each case after giving effect to the consummation of the Transactions, shall be in form and substance reasonably satisfactory to the Administrative Agent (the execution and delivery of this Agreement by the Lenders and the Administrative Agent being deemed to evidence the satisfaction of the Administrative Agent with such of the above-referenced matters as shall have been disclosed and made available to the Administrative Agent prior to the date hereof).

            (c) Fees. J.P. Morgan Securities Inc., as Sole Lead Arranger and Sole Bookrunner, the Administrative Agent and the Lenders shall have received all fees required to be paid and all expenses for which invoices have been presented, on or before the Closing Date.

            (d) Filings, Recordings; and Registrations. The Administrative Agent shall have received evidence in form and substance satisfactory to it that (i) all filings, recordings, registrations and other actions, including, without limitation, the filing of financing statements on form UCC-1, necessary or, in the opinion of the Administrative Agent, desirable to perfect the Liens created by the Security Documents, have been filed, recorded, registered or taken and
(ii) the Administrative Agent, for the benefit of the Lenders, shall have a perfected security interest in all of the Collateral.

            (e) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

            (f) Legal Opinions. The Administrative Agent shall have received, dated the Closing Date and addressed to the Administrative Agent and the Lenders, (i) an opinion of Gibson, Dunn & Crutcher LLP, counsel to Holdings and the Company, in substantially the form of Exhibit F-1 with such changes thereto as may be approved by the Administrative Agent and its counsel, (ii) an opinion of Bryan Cave LLP, Arizona counsel to the Company, in substantially the form of Exhibit F-2 with such changes as may be approved by the Administrative Agent and its counsel, (iii) an opinion of in-house counsel of Holdings, the Company and its Subsidiaries, in substantially the form of Exhibit F-3 and (iv) opinions of such local counsel as may have been reasonably requested by the Administrative Agent, which opinions shall be in form and substance reasonably satisfactory to the Administrative Agent.

            (g) Closing Certificate. The Administrative Agent shall have received a Closing Certificate of the Company, Holdings and each Subsidiary dated the Closing Date, in substantially the form of Exhibit G-1, Exhibit G-2 and Exhibit G-3, respectively, with appropriate insertions and attachments, in form and substance satisfactory to the Administrative Agent and its counsel, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Company, Holdings and each Subsidiary, respectively.

            (h) Consents, Authorizations and Filings, etc. Except for financing statements to be filed in connection herewith, all consents, approvals, authorizations and filings with any Person (including, without limitation, any Governmental Authority), if any, required in connection with the Transactions and the execution, delivery and performance by Holdings or the Company, and the validity and enforceability against Holdings and the Company, of the Credit Documents to which any of them is a party, shall have been obtained or made, and such consents, approvals, authorizations and filings shall be in full force and effect, except such consents, approvals, authorizations and filings, the failure to obtain which would not have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole.

            (i) Existing Credit Facilities. The Administrative Agent shall have received satisfactory evidence that the obligations with respect to term loans under the Existing Credit Facilities shall have been extinguished and all amounts thereunder shall have been (or will be with the proceeds of Revolving Loans) paid in full.

            (j) Litigation. On the Closing Date, there shall be no actions, suits, investigations, arbitrations, claims, or proceedings pending or, to the knowledge of the Company, threatened, nor shall there be any judgment, decree, injunction, rule or order of any court, Governmental Authority or arbitrator outstanding, against Holdings, the Company or any of its Subsidiaries, in which there is a probability of adverse determination which, individually or in the aggregate, if adversely determined has had or would reasonably be expected to have a Material Adverse Effect.

            (k) Restrictions. The consummation of the Transactions and the other transactions contemplated hereby shall not (i) violate any order, judgment, writ, injunction, determination, award, decree, law, statute, rule or regulation applicable to Holdings, the Company or any of its Subsidiaries or any portion of their properties or assets, or (ii) require any consent, approval or notice under, or conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, agreement (including material supplier contracts) or other instrument or obligation to which Holdings, the Company or any of its Subsidiaries is a party or by which any of them or any portion of their properties or assets may be bound, except in the case of clauses (i) and (ii), with respect to matters that are not, individually or in the aggregate, reasonably likely to (x) result in a Material Adverse Effect with respect to the Company or (y) delay in any material respect or prevent the consummation of the Transactions.

            (l) Exchangeable Notes Issuance. All aspects of the Issuance shall have been consummated pursuant to the terms of the Exchangeable Note Indenture.

            (m) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Credit Parties are located, and such search shall reveal no liens on any of the assets of the Credit Parties except for liens permitted by Section 6.02 or discharged on or prior to the Closing Date pursuant to a pay-off letter or other documentation reasonably satisfactory to the Administrative Agent.

            (n) Funding Account. The Administrative Agent shall have received a notice setting forth the deposit account of the Company (the "Funding Account") to which the Lenders are authorized by the Company to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

            (o) Control Agreements. The Administrative Agent shall have received each Collection Deposit Agreement (as defined in the Guarantee and Collateral Agreement) required to be provided pursuant to Section 6.19 of the Guarantee and Collateral Agreement.

            (p) Solvency. The Administrative Agent shall have received a satisfactory solvency certificate from a Financial Officer of the Company.

            (q) Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate which calculates the Borrowing Base as of the close of business on May 29, 2005.

            (r) Insurance. The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section
5.05 of this Agreement and Section 6.17 of the Guarantee and Collateral
Agreement.

            (s) Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent, any Issuing Bank, any Lender or their respective counsel may have reasonably requested.

            The Administrative Agent shall notify the Company and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

            SECTION 4.02. Conditions to All Loans and Letters of Credit. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue any Letter of Credit, is subject to the satisfaction of the following conditions:

            (a) Representations and Warranties. Each of the representations and warranties made in or pursuant to Article III or which are contained in any other Credit Document shall be true and correct in all material respects on and as of the date of such Loan or of the issuance of such Letter of Credit as if made on and as of such date (unless stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date).

            (b) No Default or Event of Default. At the time of and immediately after giving effect to such Borrowing or the issuance of such Letter of Credit, as applicable, no Default shall have occurred and be continuing

            (c) Senior Debt. A Financial Officer of the Company shall certify in writing to the Administrative Agent that the incurrence of Indebtedness represented by the requested extension of credit is permitted under the Senior Subordinated Note Indenture.

            Each borrowing by the Company hereunder and the issuance of each Letter of Credit by any Issuing Bank hereunder shall constitute a representation and warranty by the Company as of the date of such borrowing or issuance that the conditions in clauses (a) and (b) of this Section 4.02 have been satisfied.

                                    ARTICLE V
                              AFFIRMATIVE COVENANTS

            The Company hereby agrees that, so long as the Commitments remain in effect, any Loan, Note or LC Disbursement remains outstanding and unpaid, any amount (unless cash in an amount equal to such amount has been deposited to a cash collateral account established by the Administrative Agent) remains available to be drawn under any Letter of Credit or any other amount is owing to any Lender or the Administrative Agent hereunder or under any of the other Credit Documents, it shall, and, in the case of the agreements contained in Sections 5.03 through 5.06, 5.08 and 5.09, the Company shall cause each of its Subsidiaries to:

            SECTION 5.01. Financial Statements. Furnish to the Administrative Agent (with sufficient copies for each Lender which the Administrative Agent shall promptly deliver to each Lender):

            (a) as soon as available, but in any event within (i) 95 days after the end of each fiscal year of the Company or (ii) if earlier, five days after the filing thereof with the Securities and Exchange Commission, a copy of the consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of stockholders' equity and cash flows and the consolidated statements of income of the Company and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous year and, in the case of the consolidated balance sheet referred to above, reported on, without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, or qualification which would affect the computation of financial covenants, by independent certified public accountants of nationally recognized standing;

            (b) as soon as available, but in any event not later than (i) 50 days after the end of each of the first three quarterly periods of each fiscal year of the Company, or (ii) if earlier, five days after the filing thereof with the Securities and Exchange Commission, the unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of each such quarter and the related unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for such quarterly period and the portion of the fiscal year of the Company through such date, setting forth in each case in comparative form the figures for the corresponding quarter in, and year to date portion of, the previous year, and the figures for such periods in the budget prepared by the Company and furnished to the Administrative Agent, certified by a Financial Officer as being fairly stated in all material respects;

            (c) as soon as available, but in any event within 35 days after the end of each fiscal month of the Company, the unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of each such fiscal month and the related unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal month and the portion of the fiscal year of the Company through such date, setting forth in each case in comparative form the figures for the corresponding fiscal month in, and year to date portion of, the previous year, and the figures for such periods in the budget prepared by the Company and furnished to the Administrative Agent, certified by a Financial Officer as being fairly stated in all material respects;

            (d) (i) as soon as available, but in any event not later than 30 days after the beginning of each fiscal year of the Company, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement) of the Company for each month of the upcoming fiscal year (the "Projections") in form reasonably satisfactory to the Administrative Agent and (ii) as soon as available, any material revision to any such Projections.

            All such financial statements (other than the Projections) shall be complete and correct in all material respects (subject, in the case of interim statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and (except in the case of the statements referred to in paragraph (d) of this Section) in accordance with GAAP. The Projections contained in the materials referenced above shall be based upon good faith estimates and assumptions believed by management of the Company to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

            SECTION 5.02. Certificates; Other Information. Furnish to the Administrative Agent (with sufficient copies for each Lender which the Administrative Agent shall promptly deliver to each Lender):

            (a) concurrently with the delivery of the consolidated financial statements referred to in Section 5.01(a), a letter from the independent certified public accountants reporting on such financial statements stating that in making the examination necessary to express their opinion on such financial statements no knowledge was obtained of any Default or Event of Default under or in respect of Sections 2.06, 6.01, 6.03, 6.07 and 6.08, except as specified in such letter;

            (b) concurrently with the delivery of the financial statements referred to in Sections 5.01(a) and (b), a certificate of the chief financial officer of the Company (i) stating that, to the best of such officer's knowledge, each of the Company and its Subsidiaries has observed or performed all of its respective covenants and other agreements, and satisfied every material condition, contained in this Agreement, any promissory note evidencing Loans and the other Credit Documents to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) showing in detail as of the end of the related fiscal period the figures and calculations supporting such statement in respect of Sections 6.07 and 6.08 and any other calculations reasonably requested by the Administrative Agent with respect to the quantitative aspects of the other covenants contained herein and (iii) if not specified in the financial statements delivered pursuant to Section 5.01, specifying the aggregate amount of interest paid or accrued by the Company and its Subsidiaries, and the aggregate amount of depreciation, depletion and amortization charged on the books of the Company and its Subsidiaries, during such accounting period;

            (c) promptly upon receipt thereof, copies of all final reports submitted to the Company or to any of its Subsidiaries by independent certified public accountants in connection with each annual, interim or special audit of the books of the Company or any of its Subsidiaries made by such accountants, including, without limitation, any final comment letter submitted by such accountants to management in connection with their annual audit;

            (d) promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available to holders of the Senior Subordinated Debt and the public generally by Holdings, the Company or any of its Subsidiaries, if any, and all regular and periodic reports and all final registration statements and final prospectuses, if any, filed by the Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any Governmental Authority succeeding to any of its functions;

            (e) concurrently with the delivery of the financial statements referred to in Sections 5.01(a) and (b), a management summary describing and analyzing the performance of the Company and its Subsidiaries during the periods covered by such financial statements;

            (f) within 45 days after the end of each fiscal quarter, a summary of all Asset Sales during such fiscal quarter;

            (g) (i) if Availability as reported on the most-recently delivered Borrowing Base Certificate was less than $50,000,000, weekly Borrowing Base Certificates as soon as available but in any event, within three days of the end of each calendar week, or (ii) otherwise, monthly Borrowing Base Certificates as soon as available but in any event, within 15 days of the end of each calendar month, or at such other times as requested by the Administrative Agent in its Permitted Discretion, in each case together with appropriate exhibits, schedules, supporting documentation and additional reports as outlined in
Schedule 1 to Exhibit D as well as any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request (it being agreed that the Company may deliver additional Borrowing Base Certificates at any time it chooses to do so); and

            (h) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

            SECTION 5.03. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations and liabilities of whatever nature including tax liabilities, except (a) when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company or any of its Subsidiaries, as the case may be, (b) for delinquent obligations which do not have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, and (c) for trade and other accounts payable in the ordinary course of business.

            SECTION 5.04. Conduct of Business and Maintenance of Existence. Continue to engage in business of the same general type as now conducted by it (after giving effect to the Transactions), and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all material rights, material privileges, franchises, copyrights, trademarks and trade names necessary or desirable in the normal conduct of its business except for rights, privileges, franchises, copyrights, trademarks and tradenames the loss of which would not in the aggregate have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, and except as otherwise permitted by Sections 6.04 and 6.05; and comply with all applicable Requirements of Law and Contractual Obligations except to the extent that the failure to comply therewith would not, in the aggregate, have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole.

            SECTION 5.05. Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition (ordinary wear and tear excepted); and

            (b) Maintain with financially sound and reputable insurance companies (x) insurance on all its property in at least such amounts and with only such deductibles as are usually maintained by, and against at least such risks (but including, in any event, public liability insurance) as are usually insured against in the same general area, by companies engaged in the same or a similar business and (y) flood insurance, if required, and furnish to each Lender, (i) annually, a schedule disclosing all insurance against products liability risk maintained by the Company and its Subsidiaries pursuant to this
Section 5.05(b) or otherwise and (ii) upon written request of any Lender, full information as to the insurance carried; provided that the Company may implement programs of self insurance in the ordinary course of business and in accordance with industry standards for a company of similar size so long as reserves are maintained in accordance with GAAP for the liabilities associated therewith.

            SECTION 5.06. Books and Records; Inspection Rights. Keep proper books of record and account in which full, complete and correct entries in conformity with all material Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of any Lender (including, without limitation, appraisers) upon reasonable notice (but, with respect to all Lenders, no more frequently than quarterly unless a Default or Event of Default shall have occurred and be continuing) during business hours and with a Responsible Officer of the Company present to visit and inspect any of its properties, conduct examinations of and monitor the Collateral and examine and, to the extent reasonable, make abstracts from any of its books and records, and to discuss the business, operations, properties and financial and other condition of the Company and its Subsidiaries with officers and employees of the Company and its Subsidiaries and (in coordination with such officers and employees) with its independent certified public accountants, for the purpose of verifying the accuracy of the various reports, including the Borrowing Base computations and supporting documentation, delivered by the Company or the Guarantors to the Administrative Agent or the Lenders pursuant to this Agreement or for otherwise ascertaining compliance with this Agreement.

            To the extent required by the Administrative Agent as a result of any such evaluation, appraisal or monitoring, the Company also agrees to modify or adjust the computation of the Borrowing Base (which may include maintaining additional reserves, modifying the advance rates or modifying the eligibility criteria for the components of the Borrowing Base to the extent reasonably required by the Administrative Agent). The Credit Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Credit Parties' assets for internal use by the Administrative Agent and the Lenders.

            SECTION 5.07. Notices. Promptly give notice to the Administrative Agent and each Lender:

            (a) of the occurrence of any Default or Event of Default;

            (b) of any (i) default or event of default under any instrument or other agreement, guarantee or collateral document of the Company or any of its Subsidiaries which default or event of default has not been waived and would have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, or any other default or event of default under any such instrument, agreement, guarantee or other collateral document which, assuming for the purposes of this Section 5.07(b) only that the threshold amount contained in the proviso to clause (e) of Article VII were $5,000,000, would have constituted a Default or Event of Default under this Agreement, or (ii) litigation, investigation or proceeding which may exist at any time between the Company or any of its Subsidiaries and any Governmental Authority, or receipt of any notice of any environmental claim or assessment against the Company or any of its Subsidiaries by any Governmental Authority, which in any such case would have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole;

            (c) of any litigation or proceeding against the Company or any of its Subsidiaries (i) in which more than $2,000,000 of the amount claimed is not covered by insurance or (ii) in which injunctive or similar relief is sought which if obtained would have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole;

            (d) of the following events, as soon as practicable after, and in any event within 30 days after, the Company knows or has reason to know thereof:
(i) the occurrence of any Reportable Event with respect to any Plan which Reportable Event could reasonably result in material liability to the

Company and its Subsidiaries taken as a whole or (ii) the institution of proceedings or the taking of any other action by PBGC, the Company or any Commonly Controlled Entity to terminate, withdraw or partially withdraw from any Plan and, with respect to a Multiemployer Plan, the Reorganization or Insolvency of the Plan, in each of the foregoing cases which could reasonably result in material liability to the Company and its Subsidiaries taken as a whole, and in addition to such notice, deliver to the Administrative Agent and each Lender whichever of the following may be applicable: (A) a certificate of a Responsible Officer of the Company setting forth details as to such Reportable Event and the action that the Company or such Commonly Controlled Entity proposes to take with respect thereto, together with a copy of any notice of such Reportable Event that may be required to be filed with PBGC or (B) any notice delivered by PBGC evidencing its intent to institute such proceedings or any notice to PBGC that such Plan is to be terminated, as the case may be;

            (e) of any loss, damage, or destruction to, or of any Lien (other than Permitted Liens) or claim (including any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding) made or asserted against, the Collateral in an amount of $5,000,000 or more, whether or not covered by insurance;

            (f) of any and all default notices received under or with respect to any leased location or public warehouse where Collateral with an aggregate value of $1,000,000 is located (which shall be delivered within ten days after receipt thereof); and

            (g) of a material adverse change known to the Company or its Subsidiaries in the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole.

Each notice pursuant to this Section 5.07 shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and (in the cases of clauses (a) through (d)) stating what action the Company proposes to take with respect thereto.

            SECTION 5.08. Environmental Laws. (a) Comply with, and use reasonable efforts to insure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and require that all tenants and subtenants obtain and comply with and maintain, all licenses, approvals, registrations or permits required by Environmental Laws, except to the extent that failure to do so would not be reasonably likely to have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, or on the validity or enforceability of any of the Credit Documents or the rights and remedies of the Administrative Agent or the Lenders thereunder;

            (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions, lawfully required under applicable Environmental Laws, and promptly comply with all lawful orders and directives of all Governmental Authorities respecting Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings; and

            (c) In regard to this Agreement or in any way relating to the Company or its Subsidiaries or their current or former operations, defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to Hazardous Material or Environmental Laws, including, without limitation, any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney's and consultant's fees, investigation and laboratory fees, remediation costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. The agreements in this
Section 5.08(c) shall survive repayment of the Loans and all other amounts payable hereunder.

            SECTION 5.09. Additional Collateral, etc. (a) With respect to any property acquired after the Closing Date by Holdings, the Company or any Subsidiary (other than (w) immaterial property, (x) any property described in paragraph (b) or (c) below, (y) property acquired by any Foreign Subsidiary and
(z) assets acquired pursuant to Section 6.06(j) that are not equity interests in, or assets held by, a Subsidiary Guarantor) that is intended to be subject to the security interests created by any of the Security Documents but which is not so subject thereto, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property, including the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent.

            (b) With respect to any new Subsidiary (other than a Foreign Subsidiary) created or acquired after the Closing Date by Holdings, the Company or any Subsidiary, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by Holdings, the Company or any Subsidiary, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant owner, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary to cause the Lien created by the Guarantee and Collateral Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law with respect to such new Subsidiary, including the filing of UCC financing statements in such jurisdictions as may be reasonably required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit G-3, with appropriate insertions and attachments, and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

            (c) With respect to any new Foreign Subsidiary created or acquired after the Closing Date by Holdings, the Company or any Subsidiary (other than by any Foreign Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by Holdings, the Company or any Subsidiary (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant owner, and take such other action as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the Administrative Agent's security interest therein, and (iii) if reasonably requested by the Administrative Agent, deliver to the

Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

            (d) Upon the request of the Administrative Agent, the Company will, and will cause its Domestic Subsidiaries (other than a Domestic Subsidiary that is a Subsidiary, directly or indirectly, of a Foreign Subsidiary) to, promptly grant to the Administrative Agent, within 60 days of such request, security interests and mortgages in such owned real property of the Company and such Domestic Subsidiaries as are acquired after the Closing Date by the Company or such Subsidiary and that, together with any improvements thereon, individually has a value in excess of $2,500,000, as additional security for the obligations of the Credit Parties under any Credit Document (unless the subject property is already mortgaged to a third party to the extent permitted by Section 6.02). Such mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and shall constitute valid and enforceable perfected Liens subject only to Permitted Liens and such other Liens reasonably acceptable to the Administrative Agent. The mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Administrative Agent required to be granted pursuant to the mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. If requested by the Administrative Agent or the Required Lenders, the Company shall provide a lender's title policy with respect to each such mortgage paid for by the Company, issued by a nationally recognized title insurance company, together with such endorsements, coinsurance and reinsurance as may be reasonably requested by the Administrative Agent, in form and substance reasonably acceptable to the Administrative Agent, insuring each mortgage as a first lien on the relevant mortgaged property and subject only to Liens expressly agreed to by the Administrative Agent.

            SECTION 5.10. Appraisals; Field Examinations. (a) At any time that the Administrative Agent requests, the Company and the Subsidiaries will provide the Administrative Agent with appraisals or updates thereof of their Inventory from an appraiser selected and engaged by the Administrative Agent, and prepared on a basis reasonably satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulations; provided, however, that if no Event of Default has occurred and is continuing, only one such appraisal per calendar year shall be at the expense of the Credit Parties.

            (b) At any time that the Administrative Agent requests, the Company and the Subsidiaries will provide the Administrative Agent with field examinations by field examiners selected and engaged by the Administrative Agent (which may include third-party examiners and employees of the Administrative Agent), and prepared on a basis reasonably satisfactory to the Administrative Agent; provided, however, that if no Event of Default has occurred and is continuing, only one such field examination per calendar year shall be at the expense of the Credit Parties.

                                   ARTICLE VI
                               NEGATIVE COVENANTS

            The Company hereby agrees that (subject to Section 9.17) it shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly so long as the Commitments remain in effect or any Loan, Note or LC Disbursement remains outstanding and unpaid, any amount (unless cash in an amount equal to such amount has been deposited to a cash collateral account established by the Administrative Agent) remains available to be drawn under any Letter of Credit or any other amount is owing to any Lender or the Administrative Agent hereunder or under any other Credit Document (it being understood that each of the permitted exceptions to each of the covenants in this Article VI is in addition to, and not overlapping with, any other of such permitted exceptions except to the extent expressly provided):

            SECTION 6.01. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

            (a) the Indebtedness outstanding on the Closing Date and reflected on Schedule 6.01(a), including the refinancing of any such Indebtedness on terms and conditions taken as a whole no less favorable to the Company and its Subsidiaries or the Lenders;

            (b) Indebtedness consisting of the Loans and in connection with the Letters of Credit and this Agreement;

            (c) Indebtedness (i) of the Company to any Subsidiary and (ii) of any Subsidiary Guarantor to the Company or any other Subsidiary;

            (d) Indebtedness consisting of the Senior Subordinated Debt outstanding on the Closing Date and Indebtedness of the Company in respect of any Senior Subordinated Debt the net proceeds of which are used to prepay, redeem, retire or repurchase the outstanding principal amount of the then outstanding Senior Subordinated Debt (if any) (including any accrued and unpaid interest and any premiums, fees and expenses, in each case, in connection therewith);

            (e) Indebtedness consisting of the Senior Unsecured Debt outstanding on the Closing Date and Indebtedness of the Company in respect of any Senior Unsecured Debt the net proceeds of which are used to prepay, redeem, retire or repurchase the outstanding principal amount of the then outstanding Senior Unsecured Debt (if any) (including any accrued and unpaid interest and any premiums, fees and expenses, in each case, in connection therewith);

            (f) (i) Indebtedness of the Company and its Subsidiaries for (A) industrial revenue bonds or other similar governmental and municipal bonds and
(B) the deferred purchase price of newly acquired property of the Company and its Subsidiaries (pursuant to purchase money mortgages or otherwise, whether owed to the seller or otherwise) used in the ordinary course of business of the Company and its Subsidiaries (provided such financing is entered into within 270 days of the acquisition of such property) in an amount (based on the remaining balance of the obligations therefor on the books of the Company and its Subsidiaries) which in the case of preceding clauses (A) and (B) shall not exceed $25,000,000 in the aggregate at any one time outstanding and (ii) Indebtedness of the Company and its Subsidiaries in respect of Financing Leases to the extent Section 6.07 would not be contravened;

            (g) Indebtedness of the Company and its Subsidiaries in an aggregate principal amount not to exceed at any one time outstanding $50,000,000;

            (h) Indebtedness in respect of letters of credit or surety bonds (other than Letters of Credit issued hereunder) in aggregate principal amount not to exceed at any one time outstanding $30,000,000; provided, that (i) the Company shall list all such letters of credit and surety bonds on each Borrowing Base Certificate and (ii) to the extent such letters of credit or surety bonds are secured by a Lien on Inventory, such Inventory shall not constitute "Eligible Inventory";

            (i) (i) Indebtedness assumed in connection with acquisitions permitted by Section 6.06(h) (so long as such Indebtedness was not incurred in anticipation of such acquisitions), (ii) Indebtedness of newly acquired Subsidiaries acquired in such acquisitions (so long as such Indebtedness was not incurred in anticipation of such acquisition) and (iii) Indebtedness owed to the seller in any acquisition permitted by Section 6.06(h) constituting part of the purchase price thereof, all of which Indebtedness permitted by this Section 6.06(h) shall not exceed an aggregate principal amount at any one time outstanding of $25,000,000;

            (j) Indebtedness in connection with workers' compensation obligations and general liability exposure of the Company and its Subsidiaries;

            (k) subordinated Indebtedness, which subordinated Indebtedness (i) is subordinated to the Indebtedness hereunder on terms not less favorable to the Lenders than the subordination provisions of the Senior Subordinated Debt and
(ii) has a final maturity date after the Maturity Date; and

            (l) other unsecured Indebtedness; provided that, immediately prior to and after giving pro forma effect to any incurrence of such Indebtedness, no Default or Event of Default has occurred and is continuing or would result therefrom and (i) Availability is greater than $65,000,000 or (ii) (x) Availability is greater than $50,000,000 (but less than $65,000,000) and (y) the aggregate principal amount of all Indebtedness incurred in accordance with this clause (ii) during the term of this Agreement does not exceed $75,000,000 at any one time outstanding.

            SECTION 6.02. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets, income or profits, whether now owned or hereafter acquired, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

            (a) Liens for taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or such Subsidiary, as the case may be, in accordance with GAAP;

            (b) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other like Liens arising in the ordinary course of business in respect of obligations which are not yet due or which are bonded or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or such Subsidiary, as the case may be, in accordance with GAAP;

            (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

            (d) deposits to secure the performance of bids, tenders, trade or government contracts (other than for borrowed money), leases, licenses, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

            (e) easements (including, without limitation, reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, changes, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially detract from the aggregate (i) value of the properties of the Company and its Subsidiaries, taken as a whole or (ii) materially interfere with or adversely affect in any material respect the ordinary conduct of the business of the Company and its Subsidiaries taken as a whole;

            (f) Liens in favor of the Administrative Agent and the Lenders pursuant to the Credit Documents and bankers' liens arising by operation of law;

            (g) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;

            (h) Liens on property of the Company or any of its Subsidiaries created solely for the purpose of securing Indebtedness permitted by Section 6.01(f) or 6.01(i)(i) or (ii) (so long as such Lien was not incurred in anticipation of the related acquisition), representing or incurred to finance, refinance or refund the purchase price of property, provided that no such Lien shall extend to or cover other property of the Company or such Subsidiary other than the respective property so acquired, and the principal amount of Indebtedness secured by any such Lien shall at no time exceed the original purchase price of such property plus any interest on such Indebtedness that is payable in-kind or accretes to the principal of such Indebtedness;

            (i) Liens existing on the Closing Date and described in Schedule
6.02 (including the extension of any Liens listed on such Schedule relating to any Indebtedness permitted under Section 6.01(a) in connection with any refinancing of such Indebtedness permitted by such Section), provided that no such Lien shall extend to or cover other property of the Company or the respective Subsidiary other than the respective property so encumbered, and the principal amount of Indebtedness secured by any such Lien shall at no time exceed the original principal amount of the Indebtedness so secured;

            (j) Liens on documents of title and the property covered thereby (and proceeds (as defined in the UCC) thereof) securing Indebtedness in respect of Letters of Credit or securing reimbursement obligations in respect of letters of credit permitted under this Agreement; provided that any Inventory subject to such Liens (other than Liens permitted by clause (f) of this Section 6.02) shall be excluded from "Eligible Inventory";

            (k) (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Company or any Subsidiary of the Company has easement rights or on any Leased Property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

            (l) Liens in connection with workers' compensation obligations and general liability exposure of the Company and its Subsidiaries;

            (m) Liens on Fee Properties and/or Leased Properties consisting of
(i) any conditions that may be shown by a current, accurate survey or physical inspection of such Fee Property or Leased Property, (ii) as to Leased Property, the terms and provisions of the respective lease therefor and any matters affecting the fee title and any estate superior to the leasehold estate related thereto, and (iii) title defects, or leases or subleases granted to others, which are not material to the Fee Properties or Leased Properties, as the case may be, taken as a whole; and

            (n) Liens in connection with Bank Drafts.

Notwithstanding the foregoing, none of the Liens permitted pursuant to this
Section 6.02 may at any time attach to any Credit Party's (1) Accounts, other than those permitted under paragraphs (a) and (f) above and (2) Inventory, other than those permitted under paragraphs (a), (b), (f) and (j) above.

            SECTION 6.03. Limitation on Contingent Obligations. Create, incur, assume or suffer to exist any Contingent Obligation except:

            (a) the Guarantee and Collateral Agreement;

            (b) other guarantees by the Company incurred in the ordinary course of business for an aggregate amount not to exceed $30,000,000 at any one time;

            (c) guarantees by the Company or any Subsidiary of obligations of the Company or any Subsidiary;

            (d) Contingent Obligations existing on the Closing Date and described in Schedule 6.03(d);

            (e) guarantees of obligations to third parties in connection with relocation of employees of the Company or any of its Subsidiaries, in an amount which, together with all loans and advances made pursuant to Section 6.06(f), shall not exceed $4,000,000 at any time outstanding;

            (f) Contingent Obligations in connection with workers' compensation obligations and general liability exposure of the Company and its Subsidiaries;

            (g) guarantees of the Senior Unsecured Debt issued by Subsidiaries of the Company which are also parties to the Guarantee and Collateral Agreement;

            (h) subordinated guarantees of the Senior Subordinated Debt issued by Subsidiaries of the Company which are also parties to the Guarantee and Collateral Agreement; provided such subordinated guarantees are subordinated to the Guarantee and Collateral Agreement on the same basis as the Senior Subordinated Debt is subordinated to the Loans;

            (i) guarantees by the Company of loans to employees of the Company and its Subsidiaries, the proceeds of which are used to purchase stock of Holdings, in an aggregate amount not to exceed, when added to the amount of loans made by the Company to employees pursuant to Section 6.06(g), at any one time outstanding, $8,000,000;

            (j) guarantees by the Company of loans to employees of the Company and its Subsidiaries, the proceeds of which are used for travel and other ordinary expenses for which advances to employees are generally made, in an aggregate amount not to exceed, when added to the amount of loans made by the Company to employees pursuant to subsection 6.06(i), at any one time outstanding, $1,000,000;

            (k) other unsecured Contingent Obligations; provided that, immediately prior to and after giving pro forma effect to any incurrence of such Contingent Obligations, no Default or Event of Default has occurred and is continuing or would result therefrom and (i) Availability is greater than $65,000,000 or (ii) (x) Availability is greater than $50,000,000 (but less than $65,000,000) and (y) the aggregate principal amount of all Contingent Obligations incurred in accordance with this clause (ii) during the term of this Agreement does not exceed $75,000,000 at any one time outstanding; and

            (l) Contingent Obligations in connection with Bank Drafts.

            SECTION 6.04. Prohibition of Fundamental Changes. Enter into any merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or engage in any type of business other than of the same general type now conducted by it, except (a) for the transactions otherwise permitted pursuant to Section 6.05(b) and Section 6.06(h), (b)
any Subsidiary of the Company may be merged with and into the Company or a Subsidiary of the Company, (c) any Subsidiary may be dissolved, provided, however, that prior to the dissolution of any Subsidiary whose book value exceeds $100,000, the assets of such Subsidiary are transferred to the Company or a Wholly-Owned Domestic Subsidiary of the Company subject to the conditions set forth in Section 6.05(b) and (d) the Company may be reincorporated under the laws of Delaware, provided that the Administrative Agent, in its sole reasonable discretion, determines that such reincorporation will not alter the obligations of any Credit Party under any Credit Document or cause a material impairment of the value of the Collateral taken as a whole, after giving effect to such reincorporation.

            SECTION 6.05. Prohibition on Sale of Assets. Convey, sell, lease (other than a sublease of real property), assign, transfer or otherwise dispose of (including through a transaction of merger or consolidation of any Subsidiary of the Company) any of its property, business or assets (including, without limitation, tax benefits and receivables but excluding leasehold interests), whether now owned or hereafter acquired, except:

            (a) for (i) sales or other dispositions of inventory made in the ordinary course of business, (ii) sales or other dispositions of uneconomic, obsolete or worn-out property in the ordinary course of business and (iii) any sale of a store and/or fixtures to a third party pursuant to a sale-leaseback transaction;

            (b) that any Subsidiary of the Company may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to, or merge with and into, the Company or a Wholly-Owned Subsidiary of the Company and any Subsidiary of the Company may sell or otherwise dispose of, or part with control of any or all of, the stock of any Subsidiary to a Wholly-Owned Subsidiary of the Company, provided that no such transaction may be effected if it would result in the transfer of any assets of, or any stock of, a Subsidiary to, or the merger with and into, another Subsidiary all of the Capital Stock of which owned by the Company or any Subsidiary has not been pledged to the Administrative Agent and which has not guaranteed the obligations of the Company under the Notes and this Agreement, and granted liens or security interests in favor of the Administrative Agent, for the benefit of the Lenders, on substantially all of its assets to secure such guarantee, pursuant to a guarantee, security agreement and other documentation reasonably satisfactory to the Administrative Agent;

            (c) leases of Fee Properties and other real property owned in fee and subleases of Leased Properties;

            (d) any condemnation or eminent domain proceedings affecting any real property;

            (e) substantially like-kind exchanges of real property;

            (f) for the sale or other disposition of any property the aggregate amount of the net proceeds received in respect of which shall not exceed $10,000,000;

            (g) for the sale of owned real property and/or fixtures;

            (h) for conveyances and transfers specifically permitted under
Section 6.06(j) to joint ventures;

            (i) any sale or other disposition of any minority interests in a joint venture or other Person;

            (j) any sales at fair market value for cash of Investment Grade Securities;

            (k) the disposition of Capital Stock of Holdings to the holders of the Exchangeable Notes pursuant to the terms of the Exchangeable Note Indenture and any other disposition of Capital Stock of Holdings acquired by the Company pursuant to the Call Agreement; and

            (l) any other sales or dispositions; provided that, immediately prior to and after giving pro forma effect to any such sale or disposition, no Default or Event of Default has occurred and is continuing or would result therefrom and Availability is greater than $50,000,000.

            SECTION 6.06. Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of, or make any other investment in (including, without limitation, any acquisition of all or any substantial portion of the assets, and any acquisition of a business or a product line, of other companies, other than the acquisition of inventory in the ordinary course of business) (each, an "Investment"), any Person, except:

            (a) (i) the Company may make loans or advances to any Subsidiary, and any Subsidiary may make loans or advances to the Company or any other Subsidiary, to the extent in each case the Indebtedness created thereby is permitted by Section 6.01(c) and (ii) the Company may make loans or advances to Holdings to allow Holdings to consummate the Repurchase;

            (b) (i) any Subsidiary may make Investments in the Company (by way of capital contribution or otherwise) and (ii) the Company and any Subsidiary may make Investments in, or create, any Wholly-Owned Domestic Subsidiary (by way of capital contribution or otherwise) or make Investments permitted by Section 6.05(b), provided that, in any such case, (x) if stock is issued or otherwise acquired in connection with such Investment, or if the stock of such Subsidiary was not previously pledged to the Administrative Agent, such stock is pledged to the Administrative Agent for the benefit of the Lenders so that 100% of the Capital Stock of such Subsidiary is pledged to the Administrative Agent and (y) such Subsidiary guarantees the obligations of the Company under the Notes and this Agreement, and grants liens or security interests in favor of the Administrative Agent, for the benefit of the Lenders, on substantially all of its assets to secure such guarantee, pursuant to a guarantee, a security agreement and other documentation reasonably satisfactory to the Administrative Agent;

            (c) the Company and its Subsidiaries may make Investments in, acquire and hold Cash Equivalents and Investment Grade Securities;

            (d) the Company or any of its Subsidiaries may make payroll advances in the ordinary course of business;

            (e) the Company or any of its Subsidiaries may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (provided that nothing in this clause (e) shall prevent the Company or any Subsidiary from offering such concessionary trade terms, or from receiving such Investments in connection with the bankruptcy or reorganization of their respective suppliers or customers or the settlement of disputes with such customers or suppliers arising in the ordinary course of business, as management deems reasonable in the circumstances);

            (f) the Company or any of its Subsidiaries may make relocation and other loans to officers and employees of the Company or any such Subsidiary (or to Holdings so that it will make such loans), provided that the aggregate principal amount of all such loans and advances outstanding at any one time, together with the guarantees of such loans and advances made pursuant to Section 6.03(e), shall not exceed $4,000,000 at any one time outstanding;

            (g) the Company may make loans to employees of the Company and its Subsidiaries (or to Holdings so that it will make such Loans) the proceeds of which are used by such employees to purchase stock of Holdings, provided that the aggregate principal amount of all such loans shall not exceed, together with any guarantees of loans made pursuant to Section 6.03(i), at any one time outstanding $8,000,000;

            (h) the Company and its Subsidiaries may make additional Investments; provided that, immediately prior to and after giving pro forma effect to any such acquisition and the financing thereof, no Default or Event of Default has occurred and is continuing or would result therefrom and (i) Availability is greater than $65,000,000 or (ii) (x) Availability is greater than $50,000,000 (but less than $65,000,000) and (y) the aggregate amount of all Investments made in accordance with this clause (ii) during the term of this Agreement does not exceed $75,000,000;

            (i) the Company may make loans to employees of the Company and its Subsidiaries (or to Holdings so that it will make such Loans), the proceeds of which are used by such employees for travel and other ordinary expenses for which advances to employees are generally made in an aggregate principal amount not to exceed, when added to the amount of guarantees made by the Company pursuant to Section 6.03(j), at any one time outstanding $1,000,000;

            (j) the Company or any of its Subsidiaries may make Investments in, or loans or Investments to, joint ventures or other Persons engaged primarily in one or more businesses in which the Company and its Subsidiaries are engaged or directly related thereto in an aggregate amount not to exceed $5,000,000 plus the sum of (A) any cash amounts dividended or distributed to the Company or any Subsidiary of the Company after the date hereof by such joint venture or other Person and (B) any amounts from sales or distributions permitted in Section 6.05(i); and

            (k) the Company may acquire Capital Stock of Holdings pursuant to the Call Agreement or from Holdings for the purpose of delivering such Capital Stock to the holders of the Exchangeable Notes pursuant to the terms of the Exchangeable Note Indenture.

            SECTION 6.07. Financial Covenant. As of the end of any fiscal quarter of the Company during which Availability has, at any day during such fiscal quarter, been less than $50,000,000, permit the Fixed Charge Coverage Ratio to be less than 1.00 to 1.00.

            SECTION 6.08. Limitation on Dividends. Declare any dividends on any shares of any class of stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any shares of any class of stock, or any warrants or options to purchase such stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any of its Subsidiaries; except that:

            (a) Subsidiaries may pay dividends to the Company or to Subsidiaries which are directly or indirectly wholly owned by the Company;

            (b) the Company may pay or make dividends or distributions to any holder of its Capital Stock in the form of additional shares of Capital Stock of the same class and type; provided such shares of Capital Stock are pledged to the Administrative Agent for the benefit of the Lenders;

            (c) the Company may pay dividends or make other distributions:

                  (i) to Holdings in amounts equal to amounts required for Holdings to pay franchise taxes and other fees required to maintain its corporate existence and provide for other operating costs;

                  (ii) to Holdings in amounts equal to amounts required for Holdings to pay Federal, state and local income taxes to the extent such income taxes are attributable to the income of the Company and its Subsidiaries;

                  (iii) to Holdings in amounts equal to amounts expended by Holdings to repurchase Capital Stock of Holdings owned by former employees of the Company or its Subsidiaries or their assigns, estates and heirs, provided that the aggregate amount paid, loaned or advanced to Holdings pursuant to this clause (iii) shall not, in the aggregate, exceed the sum of $2,500,000 plus any amounts contributed by Holdings to the Company as a result of resales of such repurchased shares of Capital Stock;

                  (iv) to Holdings to allow Holdings to make loans in the nature of those permitted under Sections 6.06(f), (g) and (i);

                  (v) to allow Holdings to consummate the Repurchase; and

                  (vi) to Holdings to allow Holdings to repurchase or redeem Capital Stock of Holdings with an aggregate value of up to $25,000,000 on or after the Closing Date so long as (i) after giving effect to such repurchase or redemption, Availability is at least $55,000,000 and (ii) immediately prior to and after giving effect to Holdings' delivering notice of such repurchase or redemption (which notice shall be no earlier than 30 days prior to such repurchase or redemption) of Capital Stock of Holdings to the holders thereof, no Default or Event of Default shall have occurred and be continuing; and

            (d) the Company may enter into the Call Agreement and perform its obligations thereunder, including the payment of the premium in respect of the call option granted thereunder;

provided that the Company will not, and will not permit any of its Subsidiaries to enter into or be party to, or make any payment under, any Synthetic Purchase Agreement (other than the Call Agreement).

            SECTION 6.09. Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate except for transactions which are otherwise permitted under this Agreement and which are in the ordinary course of the Company's or a Subsidiary's business and which are upon fair and reasonable terms no less favorable to the Company or such Subsidiary than it would obtain in a hypothetical comparable arm's length transaction with a Person not an Affiliate; provided, however, that nothing in this Section 6.09 shall prohibit the Company or any of its Subsidiaries from engaging in the following transactions: (i) the performance of the Company's or such Subsidiary's obligations under any employment contract, collective bargaining agreement, employee benefit plan, related trust agreement or any other similar arrangement heretofore or hereafter entered into in the ordinary course, (ii) payment of compensation to employees, officers, directors or consultants in the ordinary course of business, (iii) maintenance of benefit programs or arrangements for employees, officers or directors, including, without limitation, vacation plans, health and life insurance plans, deferred compensation plans, and retirement or savings plans and similar plans and (iv) the provision of services and the performance of obligations contemplated to be provided and performed by the Company under the PartsAmerica Services Agreement.

            SECTION 6.10. Prepayment and Amendments of Material Indebtedness.
(a) Optionally prepay, optionally retire, optionally redeem, optionally purchase, optionally defease or optionally exchange any Senior Subordinated Debt or the Senior Unsecured Debt (other than the refinancings of the Senior Subordinated Debt or the Senior Unsecured Debt contemplated in the definitions thereof) or pay any interest on the Senior Subordinated Debt or on the Senior Unsecured Debt in cash if such interest may be paid by the issuance of additional Senior Subordinated Debt or additional Senior Unsecured Debt, respectively; provided, however, the Company may optionally repurchase or redeem at any time in part or in full the Senior Subordinated Debt or the Senior Unsecured Debt plus any accrued and unpaid interest and premiums thereon with
(i) the proceeds from an issuance of Capital Stock or (ii) at any time, so long as (x) after giving effect to such repurchase or redemption, Availability is at least $75,000,000 and (y) immediately prior to and after giving effect to the Company's delivering notice of such repurchase or redemption to the holders of such Indebtedness, no Default or Event of Default shall have occurred and be continuing, or (b) amend, supplement or otherwise modify any documentation governing any Senior Subordinated Debt or any Senior Unsecured Debt in a manner adverse to the Lenders (other than (i) amendments to such Senior Subordinated Debt or the Senior Unsecured Debt which reduce the interest rate or extend the maturity thereof and (ii) waivers of compliance by the Company with any of the terms or conditions of such Senior Subordinated Debt or the Senior Unsecured Debt (except those terms or conditions which by their terms are for the benefit of the Lenders).

            SECTION 6.11. Changes in Fiscal Year. Permit the fiscal year of the Company to end on a day other than the Sunday closest to January 31.

            SECTION 6.12. Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Company is engaged on the Closing Date or which are directly related thereto.

            SECTION 6.13. Limitation on Swap Agreements. Enter into, create, incur, assume or suffer to exist any Swap Agreements or obligations in respect thereof except for (a) the Call Agreement and (b) in the ordinary course of business for non-speculative purposes.

                                   ARTICLE VII
                                EVENTS OF DEFAULT

            Upon the occurrence and during the continuance of any of the following events:

            (a) The Company shall fail to (i) pay any principal of any Loan or Note when due in accordance with the terms hereof or thereof or to reimburse any Issuing Bank in accordance with Section 2.06 or (ii) pay any interest on any Loan or Note or any other amount payable hereunder within five days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

            (b) Any representation or warranty made or deemed made by any Credit Party in any Credit Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

            (c) (i) The Company shall default in the observance or performance of any agreement contained in Section 5.07(a) or Article VI of this Agreement, or Sections 6.9 and 6.11 of the Guarantee and Collateral Agreement; (ii) Holdings shall default in the observance or performance of any agreement contained in Section 6.11 of the Guarantee and Collateral Agreement or (iii) any Subsidiary shall default in the observance or performance of corresponding provisions of the Guarantee and Collateral Agreement; or

            (d) Any Credit Party shall default in the observance or performance of any other agreement contained in any Credit Document and such default shall continue unremedied for a period of (i) three days if such breach relates to terms or provisions of Section 5.02 or (ii) 30 days, with respect to any other Section of this Agreement; or

            (e) Holdings, the Company or any of its Subsidiaries shall (i) default in any payment of principal of or interest on or other amounts in respect of any Indebtedness (other than the Loans and the other Obligations hereunder and any inter-company debt) or Swap Agreement or in the payment of any Contingent Obligation, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness, Swap Agreement or Contingent Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness, Swap Agreement or Contingent Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, such Indebtedness to become due prior to its stated maturity, any applicable grace period having expired, or such Contingent Obligation to become payable, any applicable grace period having expired (it being understood that a grace period that begins upon the giving of notice shall be considered an applicable grace period and shall not be considered expired until the notice has been given and the grace period has run); in each case, provided that the aggregate principal amount of all such Indebtedness, Swap Agreements and Contingent Obligations under which a payment default exists as in
(a) above or which would then become due or payable equals or exceeds $10,000,000; or

            (f) (i) The Company or any of its Subsidiaries or Holdings shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Company or any of its Subsidiaries or Holdings shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Company or any of its Subsidiaries or Holdings any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Company or any of its Subsidiaries or Holdings any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Company or any of its Subsidiaries or Holdings shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Company or any of its Subsidiaries or Holdings shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

            (g) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan which is not otherwise exempted, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any

Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is likely to result in the termination of such Single Employer Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Company or any Commonly Controlled Entity shall incur any material liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions relating to a Plan, if any, would be reasonably likely to subject the Company or any of its Subsidiaries to any tax, penalty or other liabilities in the aggregate material in relation to the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole; or

            (h) One or more judgments or decrees shall be entered against the Company or any of its Subsidiaries involving in the aggregate a liability (not paid or reserved for or covered by insurance or indemnities to the extent the Company, in its reasonable good faith judgment, believes that such judgment or decree will be paid when due by the parties providing such indemnities) of $10,000,000 or more and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within the time required by the terms of such judgment; or

            (i) Any Credit Document shall cease, for any reason, to be in full force and effect or any Credit Party or any of its Subsidiaries shall so assert in writing, or any Security Document shall cease to be effective to grant a perfected Lien on the Collateral described therein with the priority purported to be created thereby (other than as a result of any action or inaction on the part of the Administrative Agent or the Lenders), subject to such exceptions as may be permitted therein, and such condition shall continue unremedied for 30 days after notice thereof to the Company by the Administrative Agent or any Lender; or

            (j) There shall have occurred (1) a Change of Control, (2) a "change of control" under the Senior Subordinated Note Indenture or (3) a "fundamental change" under the Exchangeable Note Indenture; or

            (k) Holdings shall engage in any business or activity other than (i) owning the Capital Stock of the Company and activities reasonably incidental thereto, (ii) incurring indebtedness and guarantees, (iii) making loans to employees of the Company and its Subsidiaries of the nature of those permitted by Sections 6.06(f), (g) and (i) or (iv) entering into and performing its obligations in respect of the Warrant Agreement and the Call Agreement; or

            (l) (i) There shall have occurred any amendment, supplement or other modification of any of the Senior Subordinated Debt or the Senior Unsecured Debt, or the documents governing such Senior Subordinated Debt or Senior Unsecured Debt, which in any such case shall not have been consented to in advance in writing by the Administrative Agent and the Required Lenders, except
(A) as otherwise expressly permitted by Section 6.10 or (B) to the extent such amendment, supplement or modification gives effect to any prepayment, retirement or redemption of Senior Subordinated Debt or Senior Unsecured Debt expressly permitted by this Agreement or (ii) the subordination provisions of any document governing any Senior Subordinated Debt shall cease, for any reason, to be valid or any Credit Party or any of its Subsidiaries shall so assert in writing;

then, and in any such event, (a) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Company, automatically (i) the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement, the Notes and the other Credit Documents shall immediately become due and payable, and (ii) all obligations of the Company in respect of the Letters of Credit, although contingent and unmatured, shall become immediately due and payable and each Issuing Bank's obligations to issue the Letters of

Credit shall immediately terminate and (b) if such event is any other Event of Default, so long as any such Event of Default shall be continuing, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Company, declare the Commitments and each Issuing Bank's obligations to issue the Letters of Credit to be terminated forthwith, whereupon the Commitments and such obligations shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice of default to the Company, (A) declare all or a portion of the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable, and (B) declare all or a portion of the obligations of the Company in respect of the Letters of Credit, although contingent and unmatured, to be due and payable forthwith, whereupon the same shall immediately become due and payable and/or demand that the Company discharge any or all of the obligations supported by the Letters of Credit by paying or prepaying any amount due or to become due in respect of such obligations. All payments under this Article VII on account of undrawn Letters of Credit shall be made by the Company directly to a cash collateral account established by the Administrative Agent for such purpose for application to the Company's reimbursement obligations under Section 2.06 as drafts are presented under the Letters of Credit, with the balance, if any, to be applied to the Company's obligations under this Agreement and the Notes as the Administrative Agent shall determine with the approval of the Required Lenders. Except as expressly provided above in this Article VII, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

                                  ARTICLE VIII
                            THE ADMINISTRATIVE AGENT

            Each of the Lenders and each Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Credit Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Credit Documents, together with such actions and powers as are reasonably incidental thereto.

            The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Credit Parties or any Subsidiary of a Credit Party or other Affiliate thereof as if it were not the Administrative Agent hereunder.

            The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Credit Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Credit Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Credit Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into
(i) any statement, warranty or representation made in or in connection with any Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Credit Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Credit Document, (iv) the validity, enforceability, effectiveness or genuineness of any Credit Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Credit Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

            The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

            The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

            Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, each Issuing Bank and the Company. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and each Issuing Bank, appoint a successor Administrative Agent which shall be a commercial bank or an Affiliate of any such commercial bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

            Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or related agreement or any document furnished hereunder or thereunder.

            Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (b) the Administrative Agent (i) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Credit Parties and will rely significantly upon the Credit Parties' books and records, as well as on representations of the Credit Parties' personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Credit Party or any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

                                   ARTICLE IX
                                  MISCELLANEOUS

            SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

                  (i) if to any Credit Party, to the Company at:

                      CSK Auto, Inc.
                      645 E. Missouri Avenue
                      Suite 400
                      Phoenix, Arizona 85012
                      Attention:   Treasurer
                      Telecopy:    (602) 234-1713

                      with a copy to:

                      Gibson, Dunn & Crutcher LLP
                      200 Park Avenue
                      New York, New York 10166
                      Attention:   Janet Vance, Esq.
                      Telecopy:    (212) 351-4035

                  (ii) if to the Administrative Agent, JPMorgan Chase Bank, as an Issuing Bank, or the Swingline Lender, to JPMorgan Chase Bank, N.A. at:

                      JPMorgan Chase Bank, N.A.
                      270 Park Avenue
                      New York, New York 10017
                      Attention:   Barry Bergman
                                   Managing Director
                      Telecopy:    (212) 270-3279

                      with a copy to:

                      JPMorgan Chase Bank, N.A.
                      Loan and Agency Services
                      1111 Fannin Street, 10th Floor
                      Houston, Texas 77002
                      Attention:   Vaughan D. Nguyen
                                   Account Manager
                      Telecopy:    (713) 750-2932

                  (iii) if to any other Lender or Issuing Bank, to it at its address or facsimile number set forth in its Administrative Questionnaire.

            All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

            (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company (on behalf of the Credit Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

            (c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

            SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, each Issuing Bank and the Lenders hereunder and under any other Credit Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Credit Document or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

            (b) Neither this Agreement nor any other Credit Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders or, (ii) in the case of any other Credit Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Credit Party or Credit Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.18(b) or (d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender, (v) increase the advance rates set forth in the definitions of Availability Inventory or Available Receivables or add new categories of eligible assets, without the written consent of no less than 66 2/3% of the Revolving Lenders, (vi) change any of the provisions of this Section or the definition of "Required Lenders" or any other provision of any Credit Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (vii) release any Guarantor from its obligation under the Guarantee and Collateral Agreement (except as otherwise permitted herein or in the other Credit Documents), without the written consent of each Lender, or (viii) except as provided in clause (c) of this Section or in any Security Document, release all or substantially all of the Collateral, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04

            (c) The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Credit Parties on any Collateral (i) upon the termination of the all Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender, (ii) constituting property being sold or disposed of if the Credit Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to a Credit Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that, the Administrative Agent may in its discretion, release its Liens on Collateral valued in the aggregate not in excess of $1,000,000 during any calendar year without the prior written authorization of the Required Lenders. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

            (d) If, in connection with any proposed amendment, waiver or consent requiring the consent of "each Lender" or "each Lender affected thereby," the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a "Non-Consenting Lender"), then the Company may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Company and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of
Section 9.04, and (ii) the Company shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Company hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

            SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) Except as otherwise provided herein, the Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Credit Documents or any amendments, modifications or waivers of the provisions of the Credit Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Credit Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Except as otherwise provided herein, expenses being reimbursed by the Company under this Section include, without limiting the generality of the foregoing, costs and expenses incurred in connection with:

                  (i) appraisals;

                  (ii) field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination, together with the reasonable fees and expenses associated with collateral monitoring services performed by the Specialized Due Diligence Group and Investment Bank ABL Portfolio Management Group of the Administrative Agent (and the Company agrees to modify or adjust the computation of the Borrowing Base - which may include maintaining additional Reserves, modifying the advance rates or modifying the eligibility criteria for the components of the Borrowing Base - to the extent required by the Administrative Agent as a result of any such evaluation, appraisal or monitoring);

                  (iii) lien and title searches and title insurance;

                  (iv) taxes, fees and other charges for recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent's Liens;

                  (v) sums paid or incurred to take any action required of any Credit Party under the Credit Documents that such Credit Party fails to pay or take; and

                  (vi) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

            All of the foregoing costs and expenses may be charged to the Company as Revolving Loans or to another deposit account, all as described in
Section 2.18(c). Notwithstanding anything to the contrary, the Company shall not be required to reimburse the fees and expenses of more than one firm of legal counsel in each jurisdiction.

            (b) The Company shall indemnify the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Credit Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of any Indemnitee or (ii) relate to disputes between the Lead Arranger, the Administrative Agent and/or the Lenders and/or their respective affiliates.

            (c) To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent, any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, each Issuing Bank or the

Swingline Lender, as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, any Issuing Bank or the Swingline Lender in its capacity as such.

            (d) To the extent permitted by applicable law, no Credit Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

            (e) All amounts due under this Section shall be payable promptly after written demand therefor.

            SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Company without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, each Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

            (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

                        (A) the Company, provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

                        (B)   the Administrative Agent; and

                        (C)   each Issuing Bank.

                  (ii) Assignments shall be subject to the following additional conditions:

                        (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

                        (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement;

                        (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

                        (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

            For the purposes of this Section 9.04(b), the term "Approved Fund" has the following meaning:

            "Approved Fund" means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

                  (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this
      Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

                  (iv) The Administrative Agent, acting for this purpose as an agent of the Company, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Company, the Administrative Agent, each Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, each Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

                  (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee's completed Administrative

      Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph
      (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the
      Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

            (c) (i) Any Lender may, without the consent of the Company, the Administrative Agent, any Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Company, the Administrative Agent, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to
Section 2.18(c) as though it were a Lender.

                  (ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 2.17(e) as though it were a Lender.

            (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

            SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Credit Parties in the Credit Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Credit Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative

Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

            SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Credit Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

            SECTION 9.07. Severability. Any provision of any Credit Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

            SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Company against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Credit Documents and although such obligations may be unmatured. The applicable Lender shall notify the Company and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

            SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) The Credit Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the laws of the State of New York, but giving effect to federal laws applicable to national banks.

            (b) Each Credit Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any United States of America Federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to any Credit Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Credit Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against any Credit Party or its properties in the courts of any jurisdiction.

            (c) Each Credit Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

            (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Credit Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

            SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

            SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

            SECTION 9.12. Confidentiality. Each of the Administrative Agent, each Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Credit Parties and their obligations, (g) with the consent of the Company or
(h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any

Issuing Bank or any Lender on a nonconfidential basis from a source other than the Company. For the purposes of this Section, "Information" means all information received from the Company relating to the Company or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Company; provided that, in the case of information received from the Company after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

            SECTION 9.13. Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither any Issuing Bank nor any Lender shall be obligated to extend credit to the Company in violation of any Requirement of Law.

            SECTION 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act") hereby notifies the Company that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender to identify the Company in accordance with the Act.

            SECTION 9.15. Disclosure. Each Credit Party and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other financial or advisory relationships with any of the Credit Parties and their respective Affiliates.

            SECTION 9.16. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent's request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent's instructions.

            SECTION 9.17. Call Agreement and Exchangeable Note Indenture. Notwithstanding anything in any Credit Document to the contrary, the transactions contemplated by the Call Agreement and the Exchangeable Note Indenture shall be permitted.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                        CSK AUTO, INC.



                                        By    /s/ Don W. Watson
                                            ------------------------------------
                                            Name:  Don W. Watson
                                            Title: Chief Financial Officer and
                                                   Treasurer


                                        JPMORGAN CHASE BANK, N.A., individually, as Administrative Agent, an Issuing Bank and Swingline Lender

                                        By    /s/ Barry Bergman
                                            ------------------------------------
                                            Name:  Barry Bergman
                                            Title: Managing Director